UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

JUNO THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

JUNO THERAPEUTICS, INC.

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2016

To the Stockholders of Juno Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Juno Therapeutics, Inc., a Delaware corporation (referred to herein as “Juno,” the “Company,” “we” or “our”), will be held on June 16, 2016, at 10:00 a.m. local time, at the Residence Inn by Marriott at Lake Union, 800 Fairview Ave N., Seattle, Washington 98109, for the following purposes:

1.	To elect three directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve under NASDAQ Marketplace Rule 5635(b) and NASDAQ Marketplace Rule 5635(d) the issuance by Juno, pursuant to the Share Purchase Agreement dated as of June 29, 2015, among Juno, Celgene Corporation, and a subsidiary of Celgene Corporation, of more than 19.99% of the Company’s outstanding Common Stock (measured as of June 28, 2015) to Celgene Corporation or its subsidiaries;

3.	To consider an advisory vote on whether an advisory vote on executive compensation should be held every one, two, or three years;

4.	To approve and ratify a compensation policy for non-employee directors, including annual limits on the amount of cash and equity compensation that may be paid to non-employee directors;

5.	To ratify the appointment, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2016; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our common stock at the close of business on April 18, 2016 (the “Record Date”) can vote at this meeting or any adjournments that take place.

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability”) on or about April     , 2016 to our stockholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about April     , 2016. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.

The Notice of Internet Availability contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice of Internet Availability also provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation from our Board of Directors with regard to each matter; and information on how to attend the meeting.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone, or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1, FOR Proposal No. 2, Proposal No. 4, and Proposal No. 5, and every ONE YEAR on Proposal No. 3.

By Order of the Board of Directors Hans E. Bishop President, Chief Executive Officer, and Director

Seattle, Washington

April     , 2015

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

JUNO THERAPEUTICS, INC.

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2016

The Board of Directors (the “Board”) of Juno Therapeutics, Inc. (referred to herein as “Juno,” the “Company,” “we,” “us,” or “our”) is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders to be held on Thursday, June 16, 2016, at 10:00 a.m. local time, at the Residence Inn by Marriott at Lake Union, 800 Fairview Ave N., Seattle, Washington 98109, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of April     , 2016.

In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a notice regarding the Internet available of proxy materials (the “Notice of Internet Availability”) to our stockholders of record as of April 18, 2016 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability and on the website referred to in the Notice of Internet Availability, including an option to request paper copies on an ongoing basis. On or about April     , 2016, we are mailing the Notice of Internet Availability to all stockholders entitled to vote at the Annual Meeting. We are also providing access to our proxy materials over the Internet beginning on or about April     , 2016. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The only voting securities of Juno are shares of common stock, $0.0001 par value per share (the “Common Stock”), of which there were              shares outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report, which contains financial statements for fiscal year 2015 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice of Internet Availability can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at http://ir.junotherapeutics.com/ and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You also may obtain a copy of Juno’s Annual Report, without charge, by writing to our Investor Relations department at the above address.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2016 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were              shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Bank, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy on the Internet or by telephone or by returning a proxy card if you request and receive one. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability, by telephone as instructed on the website referred to on the Notice of Internet Availability, or (if you request and receive a proxy card by mail or e-mail) by signing, dating, and returning the proxy card sent to you or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on five proposals:

•	Proposal No. 1: the election of three Class II directors to hold office until our 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

•	Proposal No. 2: the approval under NASDAQ Marketplace Rule 5635(b) and NASDAQ Marketplace Rule 5635(d) of the issuance by Juno, pursuant to the Share Purchase Agreement dated as of June 29, 2015, among Juno, Celgene Corporation, and a subsidiary of Celgene Corporation, of more than 19.99% of Juno’s outstanding Common Stock (measured as of June 28, 2015) to Celgene Corporation or its subsidiaries;

•	Proposal No. 3: an advisory vote on whether an advisory vote on executive compensation should be held every one, two, or three years;

•	Proposal No. 4: the approval and ratification of a compensation policy for non-employee directors, including annual limits on the amount of cash and equity compensation that may be paid to non-employee directors; and

•	Proposal No. 5: the ratification of the appointment, by the audit committee of our Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the Board recommend I vote on the Proposals?

The Board recommends that you vote:

•	“FOR” each of the Class II director nominees listed in Proposal No. 1;

•	“FOR” each of Proposal No. 2, Proposal No. 4, and Proposal No. 5; and

•	Every “ONE YEAR” on Proposal No. 3.

How do I vote?

•	For Proposal No. 1, you may either vote “For,” or “Withhold” your vote from, any of the nominees to the Board.

•	For Proposal No. 2, Proposal No. 4, and Proposal No. 5, you may vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal No. 3, you may vote “1 Year,” “2 Years,” “3 Years,” or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability or on the proxy card that you request and receive by mail or e-mail to vote at www.proxyvote.com using the control number contained on the Notice of Internet Availability or proxy card that you received. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•	To vote by telephone, call 1-800-690-6903 (toll free). You will need to have your Notice of Internet Availability or proxy card available when you call.

•	To vote by mail, complete, sign and date the proxy card you request and receive by mail or e-mail, and return it promptly to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet, or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 15, 2016. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted, or follow such instructions to submit your vote by the Internet or telephone, if the instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy form.

Can I change my vote after submitting my proxy vote?

Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date, by following the instructions set forth in answer to the preceding question.

•	You may send a written notice that you are revoking your proxy to Juno’s General Counsel at 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or e-mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For each of Proposal No. 2, Proposal No. 4, and Proposal No. 5, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal No. 3, the Inspector of Elections will separately count votes for “One Year,” “Two Years,” and “Three Years,” abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 5) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5. Proposal No. 1, Proposal No. 2, Proposal No. 3, and Proposal No. 4 are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1, Proposal No. 2, Proposal No. 3, and Proposal No. 4.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected. Only votes “For” or “Withheld” will affect the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

With respect to Proposal No. 2, Proposal No. 4, and Proposal No. 5, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. Abstentions and broker non-votes will have no effect on the outcome of these proposals. Shares of common stock held by Celgene shall not be entitled to vote on Proposal No. 2.

With respect to Proposal No. 3, the option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the compensation committee, or our Board in any way, we may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the vote frequency approved by our stockholders.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director in Proposal No. 1 of this Proxy Statement, “For” Proposal No. 2, Proposal No. 4, and Proposal No. 5, and “1 Year” on Proposal No. 3. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Juno will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?

If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability or proxy card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you request and receive.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December     , 2016, to Juno’s Corporate Secretary at 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February     , 2017 and March     , 2017; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 16, 2017, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also request a copy of our bylaws, without charge, from our Corporate Secretary, at 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were              shares outstanding and entitled to vote. Accordingly,              shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if such proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting

To obtain directions to our Annual Meeting, which is to be held at the Residence Inn by Marriott at Lake Union, 800 Fairview Ave N., Seattle, Washington 98109, please visit the following website: http://www.marriott.com/hotels/maps/travel/sealu-residence-inn-seattle-downtown-lake-union/. Parking is complimentary at the Residence Inn during the hours of the Annual Meeting. Visit the registration desk upon arrival to secure your parking pass for the event.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our business plans, corporate goals, and objectives, the potential of our collaboration with Celgene, clinical development and regulatory approval timelines, the potential of acquired technologies, and the design of compensation programs and their intended effect. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, achievements, or future compensation policies or programs to be materially different from the information expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of nine seated directors, divided into the three following classes:

•	Class I directors: Hans E. Bishop, Howard H. Pien, and Anthony Evnin, Ph.D., whose current terms will expire at the annual meeting of stockholders to be held in 2018;

•	Class II directors: Hal V. Barron, M.D., Richard D. Klausner, M.D., and Robert T. Nelsen, whose current terms will expire at the Annual Meeting; and

•	Class III directors: Thomas O. Daniel, M.D., Marc Tessier-Lavigne, Ph.D., and Mary Agnes (“Maggie”) Wilderotter, whose current terms will expire at the annual meeting of stockholders to be held in 2017.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation, or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

Our Board has determined that each of our directors, other than Mr. Bishop, Dr. Daniel, and Dr. Klausner, is independent according to applicable rules of the SEC and The Nasdaq Stock Market, LLC (“NASDAQ”).

Celgene Designation Rights

As described in Proposal No. 2, Juno has agreed to give Celgene certain Board designation rights until at least June 29, 2020, and thereafter for as long as Celgene and its affiliates beneficially own at least 7.5% of the voting power of Juno’s outstanding shares. Juno agreed to initially appoint Dr. Thomas O. Daniel, president of Celgene Research and Early Development, as a Class III director on the Board, and to nominate Dr. Daniel for election and reelection to such position, provided in each case that Dr. Daniel is reasonably acceptable to the nominating and governance committee of the Board. Celgene may designate another nominee to replace Dr. Daniel upon Dr. Daniel’s departure from the Board or as a replacement nominee for election at a meeting of stockholders at which such position is up for election. Except for the first such subsequent designee, any such subsequent designee may not be an employee or officer of Celgene, must be independent under NASDAQ rules, and must be reasonably acceptable to the nominating and governance committee of the Board. The first subsequent designee may be an “officer” of Celgene Corporation for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), within the meaning of Rule 16a-1(f) thereunder, provided that such designee is reasonably acceptable to the nominating and governance committee of the Board.

Director Information

The following table sets forth, for the Class II directors who are standing for election and for our other current directors who will continue in office after the Annual Meeting, information with respect to their position/office held with the Company and their ages as of March 31, 2016:

Name	Age	Position/Office Held With the Company	Director Since
Class II Directors whose terms expire at the Annual Meeting and who are standing for election at the Annual Meeting
Hal V. Barron, M.D. (3)(4)	53	Director	2014

Richard D. Klausner, M.D. (4)	64	Director	2013

Robert T. Nelsen (1)(2)	52	Director	2013

Class III Directors whose terms expire at the 2017 annual meeting of stockholders
Thomas O. Daniel, M.D. (4)	62	Director	2015

Marc Tessier-Lavigne, Ph.D. (2)(4)	56	Director	2014

Mary Agnes Wilderotter (1)(3)	61	Director	2014

Class I Directors whose terms expire at the 2018 annual meeting of stockholders
Hans E. Bishop	51	President, Chief Executive Officer and Director	2013

Howard H. Pien (2)	58	Chairman of the Board	2014

Anthony B. Evnin, Ph.D. (1)(3)	75	Director	2014

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and governance committee.
(4)	Member of the scientific committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Hal V. Barron, M.D. has served as a member of our Board since September 2014. Dr. Barron is currently the president of research and development at Calico Life Sciences LLC, a private biotechnology company, where he has been employed since November 2013. Previously, he served as executive vice president, head of global product development, and chief medical officer at Hoffmann-La Roche, or Roche, a global health care company, from January 2010 to November 2013. Dr. Barron was executive vice president at Genentech, which became a subsidiary of Roche in March 2009, from June 2009 to November 2013. While at Genentech, Dr. Barron also served as chief medical officer from June 2004 to November 2013, as senior vice president of development from June 2004 to June 2010, and as vice president of medical affairs from June 2002 to June 2004. Dr. Barron previously served as a member of the board of directors of Alexza Pharmaceuticals Inc., a public pharmaceutical company, from December 2007 to May 2013. He received a B.S. in engineering physics from Washington University in 1985 and an M.D. from Yale University in 1989. The Board believes that Dr. Barron’s scientific and medical expertise, particularly in drug research and drug development, as well as his leadership in the biotechnology industry make him an appropriate member of our Board.

Richard D. Klausner, M.D. has served as a member of our Board since inception in August 2013. From September 2013 to February 2016, Dr. Klausner served first as senior vice president and chief medical officer and later as chief opportunity officer at Illumina Corporation, a publicly-traded biotechnology company. He served as the chairman of the board of directors of Audax Health until February 2014. Previously, he has served as managing partner of the venture capital firm, The Column Group from May 2005 to February 2011. Dr. Klausner was the executive director for global health of the Bill and Melinda Gates Foundation from 2002 to 2005 and was the eleventh director of the National Cancer Institute between 1995 and 2001. Dr. Klausner also served as chief of the cell biology and metabolism branch of the National Institute of Child Health and Human Development as well as a past president of the American Society of Clinical Investigation. Dr. Klausner is the chief strategy advisor for USAID and has served in senior advisory roles to the U.S., Norwegian, Qatari and Indian governments. He previously chaired the International Advisory Board for Samsung and previously chaired the Strategic Oversight Council of Sanofi. Dr. Klausner received a B.S. in Molecular Biophysics and Biochemistry from Yale University in 1973 and an M.D. from Duke Medical School in 1976. The Board believes that Dr. Klausner’s scientific and medical expertise, particularly in cell biology, molecular biology, and cancer, as well as his industry, academic, and public service leadership roles make him an appropriate member of our Board.

Robert T. Nelsen is one of our co-founders and has served as a member of our Board since inception in August 2013. Since 1994, Mr. Nelsen has served as a co-founder and managing director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies. Mr. Nelsen has played a significant role in the early sourcing, financing and development of more than 30 companies. Mr. Nelsen is a director of Sapphire Energy, Inc., Agios Pharmaceuticals Inc., Arivale, Inc., Denali Therapeutics, Inc., Sage Therapeutics, Inc., Ensemble Therapeutics Corporation, and Syros Pharmaceuticals, among other companies, and previously served as a director of Illumina, Inc., Fate Therapeutics, Inc., deCODE Genetics, Ltd., NeurogesX, Inc., KYTHERA Biopharmaceuticals, Inc., Bellerophon Therapeutics, Inc., and Caliper Life Sciences, Inc. Mr. Nelsen also previously served as a trustee of Fred Hutchinson Cancer Research Center. Mr. Nelsen received a B.S. in Economics and Biology from the University of Puget Sound in 1985 and an M.B.A. from the University of Chicago in 1987. The Board believes that Mr. Nelsen’s experience as a venture capitalist building and serving on the boards of many public and private emerging companies, including multiple life sciences, biotechnology, and pharmaceutical companies makes him an appropriate member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH CLASS II NOMINEE NAMED ABOVE

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Marc Tessier-Lavigne, Ph.D. has served as a member of our Board since January 2014. Dr. Tessier-Lavigne has served as president of the Rockefeller University, as well as professor and head of the Laboratory of Brain Development and Repair, since March 2011. Stanford University has announced that Dr. Tessier-Lavigne will become president of Stanford University in September 2016. Previously, he was employed at Genentech, Inc., a biotechnology company, from September 2003 to March 2011, where he became executive vice president for research and chief scientific officer. He is a member of the board of directors of Agios Pharmaceuticals, Inc., Regeneron Pharmaceuticals Inc., and Denali Therapeutics Inc., and was previously a member of the board of directors of Pfizer, Inc. Dr. Tessier-Lavigne earned a B.Sc. in Physics from McGill University in 1980 and a B.A. in Philosophy and Physiology from Oxford University in 1983. He received his Ph.D. in neurophysiology from University College London in 1987, and conducted postdoctoral work at the MRC Developmental Neurobiology Unit in London and at Columbia University. The Board believes that Dr. Tessier-Lavigne’s pioneering research, his scientific knowledge, his service on boards of public companies in the life sciences industry, and his leadership in the biotechnology industry makes him an appropriate member of our Board.

Mary Agnes “Maggie” Wilderotter has served as a member of our Board since November 2014. From April 2015 to April 2016, Ms. Wilderotter was executive chairman of the board of directors of Frontier

Communications Corporation, a public telecommunications company formerly known as Citizens Communications Company. From November 2004 until April 2015, Mrs. Wilderotter was chief executive officer of Frontier and served as chairman of its board of directors since December 2005. Prior to joining Frontier, Mrs. Wilderotter was the senior vice president of the world wide public sector of Microsoft Corp. from February 2004 to November 2004 and the senior vice president of worldwide business strategy of Microsoft from 2002 to February 2004. From 1997 to 2002, Mrs. Wilderotter served as the president and chief executive officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter is a member of the board of directors of Costco Wholesale Corporation, Dreamworks Animation SKG, Inc, and Hewlett Packard Enterprise Co. Mrs. Wilderotter previously served as a member of the board of directors of Procter & Gamble, Xerox Corporation, and Yahoo! Inc. Mrs. Wilderotter received a B.A. in Economics from the College of the Holy Cross in 1977 and an Honorary Doctor of Engineering from the Stevens Institute of Technology in 2014. The Board believes that Mrs. Wilderotter’s significant public company leadership experience as both a board member and an officer, her extensive business and financial acumen, and her deep expertise in marketing and technology make her an appropriate member of our Board.

Thomas O. Daniel, M.D. has served as a member of our Board since August 2015. Dr. Daniel has been Celgene’s chairman of Celgene research since January 2016. Dr. Daniel was previously Celgene’s president, research and early development from December 2006 to January 2016 and executive vice president and president, research and early development from February 2012 until July 2014. He served as the chief scientific officer and a member of the board of directors at Ambrx Inc., a biotechnology company focused on discovering and developing protein-based therapeutics, from 2003 to 2006. Dr. Daniel previously served as vice president, research at Amgen Inc., where he was research site head of Amgen Washington and therapeutic area head of inflammation. Prior to Amgen’s acquisition of Immunex, Dr. Daniel served as senior vice president of discovery research at Immunex. Dr. Daniel has been a member of the therapeutic advisory board of aTyr Pharma, Inc., was previously a director for Epizyme Corporation, and is currently a director of Ferrumax and PharmAkea, privately-held biotechnology companies. Dr. Daniel serves as a member of the biomedical science advisory board of Vanderbilt University Medical Center and the biomedical advisory council of PhRMA. A nephrologist and former academic investigator, Dr. Daniel was previously the K.M. Hakim Professor of Medicine and Cell Biology at Vanderbilt University, and Director of the Vanderbilt Center for Vascular Biology. Dr. Daniel received a B.A. from the Southern Methodist University in Texas in 1974 and an M.D. from the University of Texas, Southwestern, in 1978, and completed medical residency at Massachusetts General Hospital.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Hans E. Bishop is one of our co-founders and has served as our president and chief executive officer and a member of our Board since September 2013. Bishop previously served as chairman of the board of Genesis Biopharma, Inc., a biotechnology company, from January 2012 until November 2012, and as a member of the board of directors of Avanir Pharmaceutics, Inc., a publicly-traded biopharmaceutical company, from May 2012 to January 2015, when Avanir was sold to Otsuka Pharmaceuticals Co., Ltd. From February 2012 until October 2012, Mr. Bishop was the chief operating officer of Photothera Inc., a late-stage medical device company owned by Warburg Pincus, and he continued working with Warburg Pincus as an Executive in Residence until October 2013. Prior to joining Photothera Inc., Mr. Bishop served as executive vice president and chief operating officer at Dendreon Corporation, a publicly-traded biopharmaceutical company, from January 2010 to September 2011. Mr. Bishop has also served as the president of the specialty medicine business at Bayer Healthcare Pharmaceuticals Inc. from December 2006 to January 2010, where he was responsible for a diverse portfolio of neurology, oncology and hematology products. Mr. Bishop was employed by Chiron Corporation, a global biotechnology company, from January 2004 to August 2006, with commercial responsibilities that included service as its senior vice president of global commercial operations until its sale to Novartis Corporation. Mr. Bishop received a B.Sc. in Chemistry from Brunel University in London in 1987. Based on Mr. Bishop’s broad experience as an operating officer within the pharmaceutical industry and his executive experience in the biotechnology industry, our Board believes Mr. Bishop has the appropriate set of skills to serve as our chief executive officer and a member of our Board.

Howard H. Pien has served as a member of our Board since January 2014 and as its chairman since September 2014. Mr. Pien is also the chairman of Indivior PLC, which was a division of the United Kingdom-based consumer goods conglomerate Reckitt Benckiser Group plc that was spun off as a public company in December 2014. He also currently serves as a member of the boards of directors of Immunogen, Inc., Sage Therapeutics, Inc., and Vanda Pharmaceuticals, Inc. Mr. Pien previously served as president and chief executive officer and chairman of the board of directors of Medarex, Inc., a biopharmaceutical company, from June 2007 until its acquisition by Bristol-Myers Squibb in September 2009. Mr. Pien served as the chief executive officer and president of Chiron Corporation, a biotechnology company, from April 2003 until its acquisition by Novartis Corporation in 2006. Mr. Pien has been a director of several other boards, including at ViroPharma, Inc., where he served as its lead independent director from December 2008 to January 2014, Chiron Corporation, where he served as chairman of the board of directors, and Ikaria, Inc. Mr. Pien also previously served as a director of the Biotechnology Industry Association and the Pharmaceutical Research and Manufacturers of America. Mr. Pien received a B.S. from the Massachusetts Institute of Technology in 1979 and an M.B.A. from Carnegie-Mellon University in 1981. The Board believes that Mr. Pien’s extensive experience as a chief executive officer in the pharmaceutical industry, including an immuno-oncology company, and his expertise in corporate governance matters makes him an appropriate member of our Board.

Anthony B. Evnin, Ph.D. has served as a member of our Board since January 2014. Dr. Evnin is currently a member of the board of directors of AVEO Pharmaceuticals, Inc. and Infinity Pharmaceuticals, Inc. as well as Constellation Pharmaceuticals, Inc., a private company. Since 1975, Dr. Evnin has served as partner of Venrock, a venture capital firm, and has been employed by Venrock since 1974. Dr. Evnin was formerly a director of many other biotechnology companies, including Acceleron Pharma Inc., Celladon Corporation, Coley Pharmaceutical Group, Inc., Icagen, Inc., Pharmos Corp., and Sunesis Pharmaceuticals Incorporated. He serves as a trustee of The Rockefeller University, as a trustee of The Jackson Laboratory, as a member of the boards of overseers and managers of Memorial Sloan Kettering Cancer Center, as a member of the board of directors of the New York Genome Center, as a member of the board of directors of the Albert and Mary Lasker Foundation, and as a trustee emeritus of Princeton University. Dr. Evnin received an A.B. from Princeton University in 1962 and a Ph.D. in Chemistry from the Massachusetts Institute of Technology in 1966. The Board believes that Dr. Evnin’s financial and investment expertise, scientific knowledge, and extensive service on public and private company boards, especially in life sciences, biotechnology and pharmaceutical industries, makes him an appropriate member of our Board.

PROPOSAL NO. 2

APPROVAL UNDER NASDAQ MARKETPLACE RULE 5635(B) AND NASDAQ MARKETPLACE RULE 5635(D) OF THE ISSUANCE BY JUNO, PURSUANT TO THE SHARE PURCHASE AGREEMENT DATED AS OF JUNE 29, 2015 AMONG JUNO, CELGENE CORPORATION, AND A SUBSIDIARY OF CELGENE CORPORATION, OF MORE THAN 19.99% OF JUNO’S OUTSTANDING COMMON STOCK (MEASURED AS OF JUNE 28, 2015) TO CELGENE CORPORATION OR ITS SUBSIDIARIES

Terms of the Celgene Transaction

Initial Closing

On June 29, 2015, Juno entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Celgene Corporation and one of its subsidiaries (collectively, “Celgene”), pursuant to which Celgene agreed to purchase from Juno, and we agreed to issue and sell to Celgene, an aggregate of 9,137,672 shares of Juno common stock at a price of $93.00 per share of common stock, representing 10% of the outstanding shares of Juno common stock as of June 28, 2015. The closing of this share issuance took place on August 4, 2015. The Share Purchase Agreement was entered into concurrently with the Master Research and Collaboration Agreement, dated June 29, 2015, by and between Juno and Celgene, as amended (the “Celgene Collaboration Agreement”) pursuant to which Juno and Celgene will research, develop and commercialize novel cellular therapy product candidates and other immuno-oncology and immunology therapeutics, including, in particular, chimeric antigen receptor (“CAR”) and T cell receptor product candidates.

We have already added over a billion dollars to our balance sheet as a result of the Celgene Collaboration Agreement and the Share Purchase Agreement. In addition to this significant amount of capital, which strengthens our ability to pursue our goal of re-engaging the body’s immune system to revolutionize the treatment of cancer, our collaboration with Celgene:

•	provides us access to a broader set of capabilities that we believe will allow us to more fully exploit the therapeutic potential of T cells;

•	provides us with resources that we believe will accelerate and expand the advancement of Juno’s pipeline;

•	encourages further collaboration between Juno and Celgene in business development; and

•	provides Juno with the opportunity to opt-in to a number Celgene’s programs directed at T cells.

First Period Top-Up Rights

From August 4, 2015 until June 29, 2020, Celgene has the annual right, following the filing of each annual report on Form 10-K filed by Juno or the equivalent thereof (a “Triggering Report”), to purchase additional shares from Juno at an average market price, allowing it to “top up” to an ownership interest equal to 10% of the then-outstanding shares (after giving effect to such purchase), less the number of shares, if any, previously sold, transferred or otherwise disposed of by Celgene to a person other than certain permitted transferees, with such number of shares to be adjusted for any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization. If Celgene does not exercise its top-up right in full in any given year, then the percentage of ownership targeted for a top-up stock purchase for the next year will be reduced to Celgene’s percentage ownership at the time of such non-exercise or partial exercise (after giving effect to the issuance of shares in any partial exercise). In March 2016, Celgene purchased 1,137,593 shares of Juno common stock in partial exercise of its top-up right that was triggered by the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. As a result of such partial exercise, the target percentage of Juno’s outstanding shares up to which Celgene may exercise its top-up right in future years has been reduced from 10% to approximately 9.7556%.

First Acquisition Right

During the period beginning on June 29, 2019 and ending on June 28, 2020, subject to Celgene opting in to a certain number and type of Juno programs under the Celgene Collaboration Agreement, Celgene will have the right (the “First Acquisition Right”) to purchase up to a maximum of 19.99% of the then-outstanding shares of Juno’s common stock (after giving effect to such purchase) (the “FAR Acquisition Percentage”) at the closing price of the common stock on the principal trading market (currently The NASDAQ Global Select Market) on the date of exercise (the “FAR Base Price”), plus a premium on all shares in excess of the number of shares that Celgene would then be able to purchase if it then had a top-up right as described in the preceding paragraph. The maximum number of shares Celgene may acquire pursuant to this purchase right, and the maximum aggregate consideration paid by Celgene, are limited by the maximum FAR Acquisition Percentage but otherwise depend solely on the outstanding number of shares of Juno’s common stock and its trading price at the time of exercise. The amount of the premium varies depending on the trading price of Juno’s common stock at the time the purchase right is exercised, and may be reduced if certain conditions under the collaboration agreement are met. In all cases, the premium in percentage terms is less than the premium paid at the initial closing. Additionally, although the per share purchase price for all shares acquired pursuant to this purchase right will either be equal to, or exceed, the market price of Juno’s common stock determined at the time of exercise as described above, these shares may be acquired at a discount to the market value of Juno’s common stock on the last trading day prior to the date of the Share Purchase Agreement, with no limitation provided on the maximum size of such discount.

Second Period Top-Up Rights

After the closing of the purchase of shares upon the exercise of the First Acquisition Right until the SAR Termination Date (as defined below) (the “Second Top-Up Period”), in the event that Celgene has been diluted after exercising the First Acquisition Right, Juno may elect annually, upon the filing of a Triggering Report by Juno, to offer Celgene the right to purchase additional shares from Juno at 105% of an average market price, allowing Celgene to “top up” to an ownership interest (after giving effect to such purchase) equal to the percentage ownership of shares that Celgene obtained upon exercise of the First Acquisition Right, less the number of shares, if any, previously sold, transferred or otherwise disposed of by Celgene to a person other than certain permitted transferees, with such number of shares to be adjusted for any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization. If Celgene does not exercise its top-up right in full in any year in which it is offered such right by Juno, then the percentage of ownership targeted for a top-up stock purchase for the next year it is offered such top-up right will be reduced to Celgene’s percentage ownership at the time of such non-exercise or partial exercise (after giving effect to the issuance of shares in any partial exercise).

Second Acquisition Right

During the period beginning on June 29, 2024 and ending on the date that is the later of (a) June 29, 2025 and (b) the earlier of (x) the date that is 6 months following the date that the Second Acquisition Right Conditions (as defined below) are satisfied and (y) December 29, 2025 (the “SAR Termination Date”), subject to each of Celgene and Juno opting into a certain number and type of programs under the Celgene Collaboration Agreement, and provided that Celgene exercised the First Acquisition Right so as to obtain a percentage ownership of 17% of Juno (the “Second Acquisition Right Conditions”), Celgene will have the right (the “Second Acquisition Right”) to purchase up to a maximum of 30% of the then-outstanding shares of Juno’s common stock (after giving effect to such purchase) (the “SAR Acquisition Percentage”) at the closing price of the common stock on the principal trading market on the date of exercise (the “SAR Base Price”), plus a premium on all shares in excess of the number of shares for which Celgene would then be able to purchase if it then had a top-up right as described in the preceding paragraph. The maximum number of shares Celgene may acquire pursuant to this purchase right, and the maximum aggregate consideration paid by Celgene, are limited by the maximum SAR Acquisition Percentage but otherwise depend solely on the outstanding number of shares of Juno’s common stock and its trading price at the time of exercise. The amount of the premium varies depending on the trading price of Juno’s common stock at the time the purchase right is exercised. In all cases, the premium in percentage terms is less than the premium paid at the initial closing. Additionally, although the per share purchase price for all shares acquired pursuant to this purchase right will exceed the market price of Juno’s common stock determined at the time of exercise as described above, these shares may be acquired at a discount to the market value of Juno’s common stock on the last trading day prior to the date of the Share Purchase Agreement, with no limitation provided on the maximum size of such discount.

Final Top-Up Rights

Following the closing of the purchase of shares upon the exercise of the Second Acquisition Right and until the Celgene Collaboration Agreement expires or is terminated, Celgene would have the annual right, in the event that Celgene has been diluted after exercising the Second Acquisition Right, following the filing of a Triggering Report by Juno, to purchase additional shares from Juno at a price equal to 105% of an average market price, allowing it to “top up” to the percentage ownership it had attained upon exercising the Second Acquisition Right, less 250 basis points, less the number of shares, if any, previously sold, transferred or otherwise disposed of by Celgene to a person other than certain permitted transferees, with such number of shares to be adjusted for any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization. If Celgene does not exercise its top-up right in full in any given year, then the percentage of ownership targeted for a top-up stock purchase for the next year will be reduced to Celgene’s percentage ownership at the time of such non-exercise or partial exercise (after giving effect to the issuance of shares in any partial exercise).

Conditions to Closing; Termination

Future closings of the First Acquisition Right, Second Acquisition Right and the top-up rights are subject to customary closing conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable. Juno has the ability to terminate Celgene’s future purchase rights under the Share Purchase Agreement in the event that (i) Celgene disposes of any of its shares, breaches certain of its obligations under the Voting and Standstill Agreement (described below), or undergoes a change in control, or (ii) the Celgene Collaboration Agreement terminates or expires.

Limit on Issuance

The Share Purchase Agreement limits the aggregate number of shares that may be issued thereunder to 19.99% of Juno common stock outstanding immediately prior to the entry into the agreement, unless stockholder approval is obtained for additional issuances of shares. Juno agreed to seek such stockholder approval, including at the Annual Meeting, until such approval is obtained.

Voting and Standstill Agreement

In connection with the Share Purchase Agreement, on June 29, 2015, Juno entered into a Voting and Standstill Agreement (the “Voting and Standstill Agreement”) with Celgene. Pursuant to the Voting and Standstill Agreement, until the later of June 29, 2020 and the expiration or earlier termination of the Celgene Collaboration Agreement, Celgene will be bound by certain “standstill” provisions which generally will prevent it from purchasing outstanding shares of Juno common stock or common stock equivalents, making a tender offer or encouraging or supporting a third party tender offer, calling a meeting of Juno’s stockholders, nominating a director whose nomination has not been approved by Juno’s Board, soliciting proxies in opposition to the recommendation of the Board, depositing shares of common stock in a voting trust, assisting a third party in taking such actions, entering into discussions with a third party as to such actions, or requesting or proposing in writing to the Board or any member thereof that Juno amend or waive any of these limitations.

Celgene has also agreed not to dispose of any shares of common stock beneficially owned by it during certain specified lock-up periods, other than (i) with the prior approval of the majority of Juno’s Board, (ii) as part of a tender offer, (iii) to certain permitted transferees, (iv) subject to certain sale limitations, selling shares to reduce its beneficial ownership to the percentage reached following the exercise of the First Acquisition Right, or (iv) selling shares to reduce its beneficial ownership to 16% during the Second Top-Up Period. The lock-up periods include (a) the 364-day period following August 4, 2015, (ii) the 364-day period following the date of any other closing of purchase of shares of Juno common stock under the Share Purchase Agreement, (iii) if Celgene is eligible to deliver a notice exercising the First Acquisition Right and fails to do so prior to June 29, 2020, the 364 day period following June 29, 2020, and (iv) if Celgene is eligible to deliver a notice exercising the Second Acquisition Right and fails to do so prior to the SAR Termination Date, the 364 day period following the SAR Termination Date. Following the expiration of such lock-up periods, Celgene may sell shares subject to certain manner of sale and volume limitations, as well as restrictions on sales to persons defined as “competitors.” Celgene has agreed generally to vote its shares in accordance with the recommendations of the majority of Juno’s Board.

Juno has agreed to give Celgene certain Board designation rights until at least June 29, 2020, and thereafter for as long as Celgene and its affiliates beneficially own at least 7.5% of the voting power of Juno’s outstanding shares. Juno agreed to initially appoint Dr. Thomas O. Daniel, President of Celgene Research and Early Development, as a Class III director on the Board, and to nominate Dr. Daniel for election and reelection to such position, provided in each case that Dr. Daniel is reasonably acceptable to the nominating and governance committee of the Board. Celgene may designate another nominee to replace Dr. Daniel upon Dr. Daniel’s departure from the Board or as a replacement nominee for election at a meeting of stockholders at which such position is up for election. Except for the first such subsequent designee, any such subsequent designee may not be an employee or officer of Celgene, must be independent under NASDAQ rules, and must be reasonably acceptable to the nominating and governance committee of the Board. The first subsequent designee may be an “officer” of Celgene Corporation for purposes of Section 16 of the Exchange Act, within the meaning of Rule 16a-1(f) thereunder, provided that such designee is reasonably acceptable to the nominating and governance committee of the Board.

The rights and restrictions applicable to Celgene under the Voting and Standstill Agreement are subject to termination upon the occurrence of certain events, including certain events involving a change of control, or potential change of control, of Juno.

Registration Rights Agreement

In connection with the Share Purchase Agreement, on June 29, 2015, Juno also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Celgene. Pursuant to the Registration Rights Agreement, if and as Celgene is permitted to sell shares under the Voting and Standstill Agreement, Juno has agreed to, upon the written request of Celgene, prepare and file with the SEC a registration statement on Form S-3 for purposes of registering the resale of the shares specified in Celgene’s written request or, if Juno is not at such time eligible for the use of Form S-3, use its commercially reasonable efforts to prepare and file a registration statement on a Form S-1 or alternative form that permits the resale of the shares. Juno has also agreed, among other things, to indemnify Celgene under the registration statement from certain liabilities and to pay all fees and expenses (excluding any legal fees of the selling holder(s) above $10,000 per registration statement, and any underwriting discounts and selling commissions) incident to Juno’s obligations under the Registration Rights Agreement.

Why Juno Needs Stockholder Approval

Our common stock is listed on The NASDAQ Global Select Market and, as such, we are subject to the NASDAQ Marketplace Rules.

NASDAQ Marketplace Rule 5635(b) requires an issuer to obtain stockholder approval prior to share issuances which could result in a change of control. Generally, NASDAQ interpretations provide that a change of control would occur when, as a result of an issuance, an investor or group of affiliated investors would own 20%

or more of the outstanding shares or voting power, constituting the largest ownership position. The issuance of common stock to Celgene under future share purchase rights contained in the Share Purchase Agreement, as described above, could result in such a change of control of Juno within the meaning of these NASDAQ interpretations.

In addition, NASDAQ Marketplace Rule 5635(d) requires an issuer to obtain stockholder approval prior to certain non-public issuances of shares at a price less than the greater of market value or book value of such shares, if the number of shares issued equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction. Our common stock had a market value of $46.61 at the close of trading on June 26, 2015, the last trading day prior to the date of the Share Purchase Agreement. The book value of our common stock was $3.64 as of March 31, 2015, the end of the last fiscal quarter prior to the date of the Share Purchase Agreement. Even though the market price premiums included in the prices of the First Acquisition Right, Second Acquisition Right and certain of the future top-up rights reduce the likelihood that Celgene would exercise its First Acquisition Right, Second Acquisition Right, or future top-up rights, at a price and for an aggregate share amount that do not satisfy these price and quantity limitations, it is possible that Celgene would do so depending on the trading price of our common stock around the time of exercise.

We did not seek advance stockholder approval of the initial share issuance, or of all potential future share issuances, under the Share Purchase Agreement, because the agreement restricts the number of shares that can be issued without stockholder approval to 19.99% of the outstanding shares of common stock or the voting power of Juno as of immediately prior to June 29, 2015. Therefore, advance stockholder approval of the initial issuance, or of future issuances up to such limit, was not required by the NASDAQ Marketplace Rules.

However, to enable future share issuances under the Share Purchase Agreement in compliance with the NASDAQ Marketplace Rules, and to comply with our covenants under the Share Purchase Agreement, we are seeking stockholder approval for the potential issuance of our shares under the Share Purchase Agreement, to the extent that any such issuance exceeds 18,266,206 shares, which equals 19.99% of our common stock outstanding as of June 28, 2015.

If stockholders do not approve Proposal No. 2 at the Annual Meeting, our future issuances, if any, under the Share Purchase Agreement will remain limited to an aggregate of 18,266,206 shares. However, we will be obligated under the Share Purchase Agreement to continue to seek stockholder approval of issuances in excess of that limit at our future stockholder meetings, until stockholder approval is obtained. This ongoing obligation will necessitate continuing effort and expense by Juno if Proposal No. 2 is not approved at the upcoming Annual Meeting.

No Dissenters’ Rights

Under applicable Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the issuance of shares related to the Share Purchase Agreement.

Effect of Proposal No. 2 on Current Stockholders

If Proposal No. 2 is adopted, we would be able to issue shares of common stock in excess of 19.99% of our outstanding shares of common stock as of June 28, 2015. The issuance of such shares could result in significant dilution to our stockholders, and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of Juno. Additionally, the sale or any resale into the public markets of the common stock could cause the market price of our common stock to decline.

Required Vote

Under the NASDAQ Marketplace Rules and our bylaws, approval of the issuance of more than 19.99% of the Juno’s outstanding common stock pursuant to the Share Purchase Agreement requires the affirmative vote of a majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) on Proposal No. 2 at the Annual Meeting. Shares of common stock held by Celgene shall not be entitled to vote on Proposal No. 2.

Further Information

The terms of the Share Purchase Agreement, the Voting and Standstill Agreement and the Registration Rights Agreement are complex and only briefly summarized above. For further information, please refer to the transaction documents included as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2015. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL UNDER NASDAQ MARKETPLACE RULE 5635(B) AND NASDAQ MARKETPLACE RULE 5635(D) OF THE ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK (MEASURED AS OF JUNE 28, 2015) TO CELGENE CORPORATION OR ITS SUBSIDIARIES IN ACCORDANCE WITH THE SHARE PURCHASE AGREEMENT DATED AS OF JUNE 29, 2015.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

Our Board believes that it is appropriate to give our stockholders the opportunity to provide regular input on our executive compensation program though an advisory vote. Accordingly, our Board recommends that you vote to hold an advisory vote on executive compensation every year.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the other related disclosure.”

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the compensation committee, or our Board in any way, we may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the vote frequency approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (AS OPPOSED TO EVERY TWO OR THREE YEARS) ON THIS PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL AND RATIFICATION OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

In December 2015, the compensation committee recommended, and the Board approved, a director compensation policy (the “Non-Employee Director Compensation Policy”) for directors who are not employed by us as employees or executive officers (“non-employee directors”), effective as of January 1, 2016. The stockholders are being asked to approve and ratify the Non-Employee Director Compensation Policy.

Although the Board is not required to seek or receive stockholder approval of the Non-Employee Director Compensation Policy, the Board is submitting the policy to the Company’s stockholders for approval and ratification in the interests of good corporate governance. If the Non-Employee Director Compensation Policy is not ratified by our stockholders, the Board will consider whether to adopt a different compensation structure to attract, retain and reward the service of our non-employee directors.

The Board believes the Non-Employee Director Compensation Policy is necessary to attract the best available personnel for service as non-employee directors, to provide additional incentive to the non-employee directors to encourage their continued service on the Board, and to reward them for their service members of the Board.

Description of the Non-Employee Director Compensation Policy

The following is a summary of the principal features of the Non-Employee Director Compensation Policy and its operation and is qualified in its entirety by reference to the policy set forth in Appendix A. The compensation committee originally worked with its outside compensation consultant, Willis Towers Watson, in formulating the Non-Employee Director Compensation Policy, who then recommended its adoption and approval by the Board. The type and amount of compensation was compared against that of other new publicly-traded companies to ensure the Non-Employee Director Compensation Policy would allow us to be competitive against those companies with whom we compete for talent.

Equity Compensation

Each non-employee director is automatically granted an option to purchase 12,000 shares of our common stock on the day after each of our annual stockholder meetings. These options vest and become exercisable in full on the earlier of the date of the next annual stockholder meeting and the one year anniversary of the grant date, subject to continued service to Juno through the vesting date.

Additionally, each individual who first becomes a non-employee director is granted an option to purchase 18,000 shares of our common stock on the date he or she is first elected to or appointed to the Board. These options vest and become exercisable as to one thirty-sixth (1/36th) of the shares subject to such award on each monthly anniversary of the commencement of the non-employee director’s service as a non-employee director, subject to continued service to Juno through each vesting date.

Each option granted under the Non-Employee Director Compensation Policy is subject to the following terms and conditions:

•	The exercise price of the option equals the fair market value of the shares of our common stock underlying the option on the date of grant.

•	The option’s term is 10 years from the grant date, subject to earlier termination as provided in the 2014 Equity Incentive Plan.

•	The option will fully vest and become exercisable if we experience a “change in control,” as such term is defined in our 2014 Equity Incentive Plan, while the non-employee director is providing services to Juno with such vesting acceleration to occur immediately prior to the consummation of the change in control.

These stock option awards under the Non-Employee Director Compensation Policy are granted automatically without any further action of the Board, unless the policy is revised for future awards as described below.

Cash Compensation

Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers. All non-employee directors are entitled to receive the following cash compensation for their services:

•	$40,000 per year for service as a board member;

•	$25,000 per year additionally for service as chairman of the board or lead independent director, as applicable;

•	$20,000 per year additionally for service as chairman of the audit committee;

•	$7,500 per year additionally for service as an audit committee member;

•	$20,000 per year additionally for service as chairman of the scientific committee;

•	$7,500 per year additionally for service as a scientific committee member;

•	$15,000 per year additionally for service as chairman of the compensation committee;

•	$5,500 per year additionally for service as a compensation committee member;

•	$10,000 per year additionally for service as chairman of the nominating and governance committee; and

•	$4,500 per year additionally for service as a nominating and governance committee member.

Each non-employee director may also elect to receive all or part of his or her cash retainer payments in the form of restricted stock units under our 2014 Equity Incentive Plan. Elections to convert a cash retainer payment into restricted stock units must generally be made on or prior to December 31 of the year prior to the year in which the cash retainer payment is scheduled to be paid, or such earlier deadline as established by our Board or compensation committee. Each individual who first becomes a non-employee director is permitted to elect to convert cash retainer payments payable in the same calendar year into restricted stock units, provided that the election is made prior to the date the individual becomes a non-employee director. Restricted stock units granted in lieu of cash retainer payments are issued fully vested on the date of grant, and have a grant date fair value equal to the amount of the applicable cash retainer payment.

Additionally, if permitted by the Board or the compensation committee, non-employee directors may elect to defer all or part of the settlement of their restricted stock units issuable in lieu of cash retainers. Any deferral election is made subject to the rules, conditions and procedures as determined by the Board or the compensation committee in its sole discretion, which are intended to comply with the requirements of Section 409A of the Internal Revenue Code. Timing of the settlement of any deferred restricted stock units is made in accordance with the terms of the applicable deferral election.

All cash payments and restricted stock units are paid or granted, as applicable, in four equal installments at the end of each calendar quarter during which the non-employee director serves as a member of the Board (and such payments or grants are prorated for service during a portion of such quarter).

Reimbursements

Non-employee directors are entitled to receive reimbursement of expenses incurred in the course of performing their services as Board members for Juno.

Limitations

No non-employee director may be issued, in any fiscal year, (1) cash payments (including cash retainer payments and restricted stock units granted in lieu of cash retainer payments) with a value greater than $200,000, or (2) equity awards, other than restricted stock units granted in lieu of cash retainer payments, that cover more than 50,000 shares of our common stock. For purposes of these limitations, the value of restricted stock units is equal to the value of the applicable cash retainer payments that the restricted stock units were elected to replace. Compensation awarded to or received by a non-employee director for services performed for Juno other than as a Board member, for instance, as an employee or a consultant, do not count for purposes of these limits.

Revisions

The Board may at any time amend, alter, suspend, or terminate the Non-Employee Director Compensation Policy at any time and for any reason. No amendment, alteration, suspension, or termination of the Non-Employee Director Compensation Policy will materially impair the rights of a non-employee director with respect to compensation that has already been paid or awarded, unless mutually agreed between us and the non-employee director.

Attracting and retaining talented and qualified individuals to serve on our Board is critical to our long-term success. The Non-Employee Director Compensation Policy is critical for us to be able to accomplish this. Accordingly, we are asking our stockholders to approve and ratify the Non-Employee Director Compensation Policy so that we will be able to continue compensating our non-employee directors fairly for their service on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 4.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016, and is seeking ratification of such appointment by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by Juno for Ernst & Young LLP services during the years ended December 31, 2015 and 2014. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2015	2014
Audit Fees (1)	$1,126,228	$1,279,000
Audit-Related Fees (2)	495,000	—
Tax Fees (3)	286,513	148,490
All Other Fees	—	—

Total Fees	$1,907,741	$1,427,490

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering (“IPO”). Included in the 2014 Audit Fees is $786,000 of fees billed in connection with our IPO.
(2)	Audit-Related Fees include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. The audit committee may delegate authority to one or more of the members of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person or persons report such pre-approvals to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 5.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Juno under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board and stockholders. The audit committee’s functions are more fully described in its charter, which is available at Juno’s investor relations website at http://ir.junotherapeutics.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. Juno’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and the effectiveness of Juno’s internal control over financial reporting and issuing reports thereon. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and with Juno’s independent registered public accounting firm, Ernst & Young LLP, Juno’s audited consolidated financial statements as of and for the year ended December 31, 2015 which included their assessment of the effectiveness of Juno’s internal control over financial reporting. Management also represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of the 2015 financial statements.

Based on these reviews and discussions, the audit committee recommended to our Board that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee

Mary Agnes Wilderotter, Chairman

Anthony Evnin, Ph.D.

Robert T. Nelsen

February 22, 2016

CORPORATE GOVERNANCE

Independence of the Board of Directors

Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

All of our directors are independent within the meaning of the independent director guidelines of NASDAQ other than Mr. Bishop, Dr. Daniel, and Dr. Klausner. Mr. Bishop is not considered independent because he is an employee of our company, Dr. Daniel is not considered independent because of his relationship with Celgene, and Dr. Klausner is not considered independent because of the amount of compensation he received in 2014 as a consultant to Juno and the amount of consulting compensation he is anticipated to receive from Juno in 2016. In February 2016, the Board undertook a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that none of Drs. Barron, Tessier-Lavigne, and Evnin, Messrs. Nelsen and Pien, and Mrs. Wilderotter, representing six of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. The Board also determined that Dr. Evnin, Mr. Nelsen, and Mrs. Wilderotter, who comprise our audit committee, Messrs. Nelsen and Pien, and Dr. Tessier-Lavigne, who comprise our compensation committee, and Drs. Barron and Evnin, and Mrs. Wilderotter, who comprise our nominating and governance committee, satisfy the independence standards for the committees to which they have been appointed, as established by applicable SEC rules and the rules of NASDAQ.

In making this determination, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The role of chairman of our Board is separate from the chief executive officer position in order to ensure independent leadership of the Board. Our Board has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chairman can focus on leading the Board in overseeing management.

Role of Board in Risk Oversight Process

The Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and governance committee is responsible for overseeing the management of risks associated with the independence of the Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. The Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Board Committees

Audit Committee

The members of our audit committee are Dr. Evnin, Mr. Nelsen, and Mrs. Wilderotter. Dr. Barron served on the audit committee during 2015 until Mr. Nelsen replaced him on the audit committee in February 2016. Our audit committee chairman, Mrs. Wilderotter, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of NASDAQ. Our audit committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent auditors;

•	oversee the work of our independent auditors;

•	oversee the implementation and performance of any internal audit function;

•	approve engagements of the independent auditors to render any audit or permissible non-audit services;

•	review the qualifications, independence, and performance of the independent auditors;

•	review financial statements, critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•	review and discuss with management and the independent auditors the results of our annual audit, our quarterly financial statements, and our publicly filed reports.

The audit committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders in the “Corporate Governance” section of our investor relations website at http://ir.junotherapeutics.com/.

Compensation Committee

The members of our compensation committee are Messrs. Nelsen and Pien, and Dr. Tessier-Lavigne. Mr. Pien is the chairman of our compensation committee. Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and recommend to the Board for approval corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluate the performance of our officers in light of established goals and objectives;

•	recommend compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.

The compensation committee operates under a written charter that satisfied the applicable standards of the SEC and NASDAQ. A copy of the compensation committee charter is available to security holders in the “Corporate Governance” section of our investor relations website at http://ir.junotherapeutics.com/.

In 2014, the compensation committee retained Willis Towers Watson, a national executive compensation consulting firm, to assist the compensation committee with establishing a compensation peer group; to conduct market research and analysis on annual and long-term incentive programs, salaries, and equity plans, and to assist the committee in developing target grant levels and annual salaries for executives and other employees; to advise the committee on IPO-related compensation matters, such as public company equity plans; to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions; and to review compensation proposals of management. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Willis Towers Watson addressed each of the six independence factors established by the SEC with the compensation committee. Its responses affirmed the independence of Willis Towers Watson on executive compensation matters. Based on this assessment, the compensation committee determined that the engagement of Willis Towers Watson does not raise any conflicts of interest or similar concerns.

Nominating and Governance Committee

The members of our nominating and governance committee are Drs. Barron and Evnin, and Mrs. Wilderotter. Mr. Nelsen was a member of our nominating and governance committee in 2015 until Dr. Barron replaced him on the nominating and governance committee in February 2016. Dr. Evnin is the chairman of our nominating and governance committee. Our nominating and governance committee oversees and assists the Board in reviewing and recommending nominees for election as directors. The nominating and governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the Board and its committees;

•	assess the performance of the Board and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for Board membership and conduct searches for potential members of the Board; and

•	review and make recommendations with regard to our corporate governance guidelines.

The nominating and governance committee operates under a written charter. A copy of the nominating and governance committee charter is available to security holders in the “Corporate Governance” section of our investor relations website at http://ir.junotherapeutics.com/.

In recommending candidates for election to the Board, the independent members of the nominating and governance committee may consider the following criteria, among others: character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business, and other commitments. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and governance committee will consider director candidates recommended by stockholders. For a stockholder to make any recommendation or nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be received by the Company’s corporate secretary at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a Notice of Internet Availability (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event no annual meeting was held in the previous year or if that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, it must be so received by the corporate secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of

(i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109.

Dr. Klausner and Mr. Nelsen were previously appointed to the Board by stockholders and stand for re-election at the Annual Meeting. Dr. Barron was originally appointed to the Board to fill a vacancy created on the Board in 2014, and was originally recommended to the Board by a member of management.

Scientific Committee

The members of our scientific committee are Drs. Barron, Daniel, Klausner, and Tessier-Lavigne. Dr. Tessier-Lavigne is the chairman of our scientific committee. The purpose of the scientific committee is to assist the Board in fulfilling its responsibilities by reviewing and evaluating Juno’s research strategy and research, development and clinical programs. To accomplish this purpose, the scientific committee reviews and monitors the science, processes and procedures, and infrastructure underlying Juno’s major discovery and clinical development programs, and makes recommendations to the Board and/or management regarding the same.

Meetings of the Board of Directors, Board and Committee Member Attendance, and Annual Meeting Attendance

Our Board met eight times during 2015. The audit committee met eight times, the compensation committee met five times, the nominating and governance committee met two times, and the scientific committee met four times during 2015. During 2015, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, which occurred while such director was a member of the Board and such committees, except for Dr. Daniel, who attended 60% of the meetings of the Board and scientific committee that were held following his appointment to the Board in August 2015.

We encourage all of our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory. Messrs. Bishop and Nelsen attended our 2014 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of our Corporate Secretary, at 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109. The Corporate Secretary will forward the communication to the appropriate Board members.

Compensation Committee Interlocks and Insider Participation

During 2015, our compensation committee consisted of Messrs. Nelsen and Pien, and Dr. Tessier-Lavigne. Mr. Bishop participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation.

None of the members of our compensation committee is an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on the Board or our compensation committee. Please see the section below captioned “Certain Relationships and Related Party Transactions—Fate Therapeutics Collaboration” for details regarding transactions between the Company and Fate Therapeutics, of which funds affiliated with Mr. Nelsen own a greater than 10% equity interest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2015, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this Proxy Statement captioned “Director Compensation” and “Compensation Discussion & Analysis.”

Related Party Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship when we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest, other than transactions available to all of our U.S. employees.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction, including, but not limited to: (1) transactions in which a related party’s interest arises only from the related party’s position as a director of another corporation or organization that is a party to the transaction and/or from the indirect or direct ownership by such related party and all other related parties of a less than 10% equity interest in another person (other than a partnership) which is a party to the transaction; (2) transactions in which a related party’s interest arises only from the related party’s position as a limited partner in a partnership in which the related party and all other related parties have an interest of less than 10%, and the related party is not a general partner of and does not hold another position in the partnership; (3) transactions where the related party’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends); and (4) compensation, benefits, and other transactions available to all employees generally.

No member of the audit committee may participate in any review, consideration or approval of any related party transaction whereby such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related party’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related party; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or to employees under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of our company and stockholders, as the audit committee determines in good faith.

The transactions described below were consummated prior to our adoption of the formal, written policy described above and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Investors’ Rights Agreement

We have entered into a fourth amended and restated investors’ rights agreement with certain holders of our common stock and convertible preferred stock, including ARCH Venture Fund VII, L.P., CL Alaska, L.P., Mr. Pien, Dr. Tessier-Lavigne, and Mr. Cassidy. These holders, and other holders party thereto, are entitled to certain rights with respect to the registration of their shares under the Securities Act.

Celgene Collaboration

We are party to the Celgene Collaboration Agreement, the Share Purchase Agreement, the Voting and Standstill Agreement, and the Registration Rights Agreement with Celgene. The Share Purchase Agreement, the Voting and Standstill Agreement, and the Registration Rights Agreement with Celgene are described in Proposal No. 2 of this Proxy Statement. The Celgene Collaboration Agreement is described under the caption “Licenses and Third-Party Research Collaborations” in Part I—Item 1—“Business” of our Annual Report on Form 10-K for the year ended December 31, 2015.

Fate Therapeutics Collaboration

In May 2015, Juno entered into a collaboration and license agreement with Fate Therapeutics, Inc. (“Fate Therapeutics”) to identify and utilize small molecules to modulate Juno’s genetically-engineered T cell product candidates to improve their therapeutic potential for cancer patients. Juno paid an upfront fee of $5.0 million in cash and purchased 1,000,000 shares in Fate Therapeutics common stock at a purchase price of $8.00 per share, representing an approximately 5% ownership interest in Fate Therapeutics. Juno also agreed to provide Fate Therapeutics with research funding of $2.0 million per year during the initial four year research term. Juno has an option to extend the collaboration for two additional years, subject to payment of an extension fee and additional annual research funding. Under the collaboration and license agreement, for each product developed by Juno that incorporates modulators identified through the collaboration, Juno will also be required to pay Fate Therapeutics target selection fees and milestone payments upon achievement of clinical, regulatory, and commercial milestones, as well as low single-digit royalties on net sales.

ARCH Venture Fund VI, L.P. and certain Venrock funds, which are affiliated with our non-employee directors Mr. Nelsen and Dr. Evnin, respectively, each owned in excess of 10% of Fate Therapeutics common stock outstanding at the time Juno entered into the collaboration and license agreement. ARCH Venture Fund VI, L.P.’s and the Venrock funds’ beneficial ownership of Fate Therapeutics common stock have since decreased below 10%.

Other Transactions

In March 2016, we entered into a consulting agreement with Dr. Klausner, with an effective date of January 1, 2016, pursuant to which Dr. Klausner provides general advisory services to us in exchange for an annual fee of $250,000, paid quarterly. Such agreement expires December 31, 2018.

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section of this Proxy Statement captioned “Executive Compensation.”

We have granted restricted stock and stock options to our named executive officers, our other executive officer and certain of our directors. See the sections of this Proxy Statement captioned “Executive Compensation” and “Director Compensation.”

DIRECTOR COMPENSATION

Pre-IPO Director Compensation

In October 2013, Dr. Klausner received 982,499 restricted shares of our common stock. 122,812 vested in October 2014 and 368,437 of Dr. Klausner’s restricted shares will vest monthly in 36 equal monthly increments beginning in November 2014 and ending in October 2017, subject to Dr. Klausner remaining a service provider of our company through the applicable vesting dates. 163,750 of the shares began to vest in 24 substantially equal monthly increments in December 2013, one month following our entry into the license and third-party research collaboration agreement with MSK, until all such shares were fully vested in November 2015. 327,500 of the shares vest in 24 substantially equal monthly increments following August 2015, which was the date of the initial closing of the purchase by Celgene of Juno common stock under our stock purchase agreement with Celgene, subject to Dr. Klausner remaining a service provider of our company through the applicable vesting dates. If a “change in control,” as defined in our 2013 Equity Incentive Plan, occurs prior to the third anniversary of the vesting commencement date, all of the then unvested shares held by Dr. Klausner will accelerate and become vested over the 12 month period following the change of control provided that Dr. Klausner remains a service provider of our company through the date of the change in control, and if Dr. Klausner’s directorship is terminated other than for “cause,” as defined in his director offer letter, death or disability, following a change in control, then 100% of the restricted shares will vest as of the termination of Dr. Klausner’s directorship. Furthermore, if Dr. Klausner is unable to continue, or is terminated, as a service provider for our company due to his death or disability, the number of unvested shares subject that would have vested in the 12 month period beginning immediately prior to the termination of such status will vest immediately upon such termination, as if a strategic partner transaction as described above was consummated on the date of such termination.

In March 2014, Dr. Evnin, Mr. Pien, and Dr. Tessier-Lavigne each received 75,000 restricted shares of our common stock, with a vesting commencement date of December 10, 2013 for Dr. Evnin and Mr. Pien and January 6, 2014 for Dr. Tessier-Lavigne, with 25% of the restricted shares vesting on the one year anniversary of the vesting commencement date, and 1/36th of the total remaining number of shares vesting each month thereafter, subject to the director remaining a service provider of our company through the applicable vesting dates. If a “change in control,” as defined in our 2013 Equity Incentive Plan, occurs prior to the third anniversary of the vesting commencement date, all of the then unvested shares held by such director will fully accelerate and become vested provided that the director remains a service provider of our company through the date of the change in control.

In September 2014, Dr. Barron received a stock option to purchase 75,000 shares of our common stock at an exercise price of $6.36 per share upon his appointment to our Board. In November 2014, Mrs. Wilderotter received a stock option to purchase 75,000 shares of our common stock at an exercise price of $8.72 per share upon her appointment to our Board. These options will vest and become exercisable as to 25% of the shares subject thereto upon the one year anniversary of their respective appointments to the Board, and 1/36th of the total remaining number of shares will vest and become exercisable monthly thereafter, subject to Dr. Barron and Mrs. Wilderotter remaining service providers of our company through the applicable vesting dates.

2015 Non-Employee Director Compensation Program

In April 2015, the compensation committee recommended, and the Board approved, a director compensation program (the “2015 Non-Employee Director Compensation Program”) for directors who are not employed by us (“non-employee directors”), effective as of January 1, 2015. Non-employee directors receive compensation in the form of equity and cash under the 2015 Non-Employee Director Compensation Program, as described below. Certain of our non-employee directors are employees, officers, directors, managers, managing members or general partners of a stockholder of our company or an entity that is an affiliate of such stockholder (excluding our company), and as a result of the internal policies of such stockholder or its affiliates, these directors may be required to hold or remit any compensation received for their service on our Board for the benefit of such stockholder or its affiliates. The program was effective until December 31, 2015, when it was superseded by the Non-Employee Director Compensation Policy described below. Compensation consultant Willis Towers Watson assisted the compensation committee in the formulation of the 2015 Non-Employee Director Compensation Program.

Equity Compensation

Each non-employee director was automatically granted an option to purchase 12,000 shares of our common stock on the day after the 2015 annual meeting of stockholders. The exercise price of the grant is the fair market value as determined on the date of the grant in accordance with our 2014 Equity Incentive Plan. The shares underlying the grant vest and become exercisable as to 100% of the total shares subject to such award on the earlier of the date of the Annual Meeting and the one year anniversary of the grant date, subject to continued service to Juno through the vesting date.

Cash Compensation

Each non-employee director received an annual cash retainer of $40,000 for serving on the Board for 2015. In addition to this retainer, a non-employee director received an additional cash retainer of $25,000 for the year for service as the chairperson of the Board or lead independent director, as applicable. Non-employee directors that were members of our standing committees in 2015 received the following additional cash retainers: the chairpersons of our audit committee, scientific committee, compensation committee and nominating and governance committee received additional cash retainers of $18,000, $18,000, $12,500 and $7,000, respectively; members other than the chairpersons of those committees received $7,500, $7,500, $5,000 and $3,500, respectively.

All cash payments were payable in four equal installments at the end of each calendar quarter during which such individual served as a director (and such payments were prorated for service during a portion of such quarter). Non-employee directors were also entitled to receive reimbursement of expenses incurred in the course of performing services to Juno.

Non-Employee Director Compensation Policy (Effective January 1, 2016)

In December 2015, the compensation committee recommended, and the Board approved, the Non-Employee Director Compensation Policy, effective as of January 1, 2016. Our stockholders are now being asked to approve and ratify the Non-Employee Director Compensation Policy. For a summary of the terms and conditions of the Non-Employee Director Compensation Policy, please see the section of this Proxy Statement captioned “Proposal No. 4—Approval and Ratification of Non-Employee Director Compensation Policy.”

Stock Ownership Policy

In May 2015, our Board adopted a stock ownership policy applicable to our non-employee directors. See the section of this Proxy Statement captioned “Compensation Discussion & Analysis—Other Compensation Policies and Practices—Stock Ownership Policy” for additional information.

Director Compensation Table

The following table sets forth information concerning the compensation paid or accrued for services rendered to us by non-employee members of the Board for the twelve months ended December 31, 2015. Dr. Daniel has waived all compensation as a director of Juno. Compensation paid or accrued for services rendered to us by Mr. Bishop in his role as chief executive officer is included in our disclosures related to executive compensation in the section of this prospectus captioned “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Howard H. Pien (2)	$77,500	$505,252	$582,752
Hal V. Barron, M.D. (3)	55,000	505,252	560,252
Anthony Evnin, Ph.D. (4)	60,567	505,252	565,818
Richard Klausner, M.D. (5)	47,500	505,252	552,752
Robert T. Nelsen (6)	48,500	505,252	553,752
Marc Tessier-Lavigne, Ph.D. (7)	63,000	505,252	568,252
Mary Agnes Wilderotter (8)	55,433	505,252	560,685

(1)	Represents the aggregate grant date fair value of stock options granted in 2015. These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the valuation of these awards are set forth in Notes 2 and 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	As of December 31, 2015, Mr. Pien had 37,501 shares of our common stock subject to vesting and a stock option for 12,000 shares, none of which had vested or become exercisable.
(3)	As of December 31, 2015, Dr. Barron had a stock option outstanding for 75,000 shares, 28,124 of which had vested and become exercisable, and a stock option for 12,000, none of which had vested or become exercisable.
(4)	As of December 31, 2015, Dr. Evnin had 37,501 shares of our common stock subject to vesting and a stock option for 12,000 shares, none of which had vested or become exercisable.
(5)	As of December 31, 2015, Dr. Klausner had 498,071 shares of our common stock subject to vesting and a stock option for 12,000 shares, none of which had vested or become exercisable.
(6)	As of December 31, 2015, Mr. Nelsen had a stock option outstanding for 12,000 shares, none of which had vested or become exercisable.
(7)	As of December 31, 2015, Dr. Tessier-Lavigne had 39,063 shares of our common stock subject to vesting and a stock option for 12,000 shares, none of which had vested or become exercisable.
(8)	As of December 31, 2015, Ms. Wilderotter had a stock option outstanding for 75,000 shares, 20,312 of which had vested and become exercisable, and a stock option for 12,000 shares, none of which had vested or become exercisable.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of March 31, 2016.

Name	Age	Position(s)
Hans E. Bishop	51	President, Chief Executive Officer and Director
Robert Azelby	48	Executive Vice President, Chief Commercial Officer
Bernard J. Cassidy	61	General Counsel and Secretary
Steven D. Harr, M.D.	45	Chief Financial Officer and Head of Corporate Development
Hyam Levitsky, M.D.	58	Executive Vice President, Research and Chief Scientific Officer

Hans E. Bishop is one of our co-founders and has served as our president and chief executive officer and a member of our Board since September 2013. Please see Mr. Bishop’s biography set forth above in the section captioned “Proposal No. 1—Election of Directors.”

Robert Azelby has served as our executive vice president, chief commercial officer since November 2015. Prior to joining us, Mr. Azelby was vice president and general manager, oncology at Amgen Inc. from June 2012 to October 2015. From October 2010 to September 2012, he served as Amgen’s vice president, Amgen Oncology Sales. Prior to that, he served in various positions at Amgen, including periods as vice president, commercial effectiveness unit and general manager of Amgen Netherlands. Mr. Azelby received a B.A. in Economics and Religious Studies from the University of Virginia in 1990 and an M.B.A. from Harvard Business School in 1997.

Bernard J. Cassidy has served as our general counsel since January 2014. Prior to joining us, Mr. Cassidy served in various roles at Tessera Technologies, Inc., a semiconductor packaging company, from November 2008 to July 2013, including as its executive vice president, general counsel and secretary, and as president of Tessera Intellectual Property Corp. He served in various roles at Tumbleweed Communications Corp., a provider of secure messaging and secure file transfer solutions, from May 1999 to September 2008, including as its senior vice president, general counsel and secretary, with responsibility for legal, corporate development, and human resources matters. He practiced law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, from August 1992 to May 1999, and at Skadden, Arps, Slate, Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy received a B.A. in Philosophy from the Jesuit House of Studies, Loyola University, New Orleans in 1978, an M.A. in Philosophy from the University of Toronto in 1981, and a J.D. from Harvard Law School in 1988. He also completed the Executive Education Program for Growing Companies at Stanford Graduate School of Business in 2004.

Steven D. Harr, M.D. has served as our chief financial officer and head of corporate development since April 2014. Dr. Harr was managing director and head of Biotechnology Investment Banking at Morgan Stanley from May 2010 until he joined us. Prior to his investment banking role at Morgan Stanley, Dr. Harr was Morgan Stanley’s lead biotech research analyst and co-head of global healthcare research. Dr. Harr received a B.A. in Economics from the College of the Holy Cross in 1993 and an M.D. from The Johns Hopkins University School of Medicine in 1998. Dr. Harr was a resident in internal medicine at the University of California, San Francisco from 1998 to 2000.

Hyam Levitsky, M.D. has served as our executive vice president, research and chief scientific officer since May 2015. Prior to joining us, Dr. Levitsky was head of cancer immunology experimental medicine at Roche Pharmaceuticals from August 2011 to February 2015. Dr. Levitsky has also been an adjunct professor of oncology, medicine, and urology at John Hopkins University School of Medicine since July 2001. Dr. Levitsky received a B.S. in Biomedical Engineering and Applied Science from the University of Pennsylvania in 1980 and an M.D. from The John Hopkins University School of Medicine in 1984. Dr. Levitsky was a resident in internal medicine at Johns Hopkins Hospital and was a senior clinical fellow in oncology at Johns Hopkins Oncology Center from 1985 to 1991.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our principal executive officer, our principal financial officer, and the next three most highly-compensated executive officers of Juno during 2015 (the “Named Executive Officers”). During 2015, these individuals were:

•	Hans E. Bishop, our president and chief executive officer (our “CEO”);

•	Steven D. Harr, M.D., our chief financial officer and head of corporate development (our “CFO”);

•	Robert Azelby, our executive vice president, chief commercial officer;

•	Hyam Levitsky, M.D., our executive vice president, research and chief scientific officer; and

•	Mark W. Frohlich, M.D., who served as executive vice president, development and portfolio strategy as of the end of 2015.

On February 29, 2016, Dr. Frohlich transitioned to the role of executive vice president, portfolio strategy.

Executive Appointments During 2015

On May 27, 2015, Dr. Levitsky was appointed our executive vice president, research and chief scientific officer. On November 1, 2015, Mr. Azelby was appointed our executive vice president, chief commercial officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2015. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2015, including the key factors that the compensation committee considered in determining their compensation.

2015 Executive Compensation Program Overview

2015 Business Highlights

2015 was a year of great progress and growth for Juno. Key business highlights during 2015 included:

•	We began a Juno-sponsored, multi-center Phase II clinical trial of JCAR015 that could support accelerated U.S. regulatory approval in adult relapsed/refractory (“r/r”) B cell acute lymphoblastic leukemia (“ALL”) as early as 2017.

•	We began a Juno-sponsored, multi-center Phase I trial with JCAR017 in adult r/r aggressive B cell non-Hodgkin lymphoma (“NHL”), with the potential to move to a registration trial for that product candidate in 2016 or early 2017.

•	We began several other collaborator-sponsored trials against targets other than CD19. These trials explore treatment across a variety of solid organ tumor settings.

•	We completed construction on a Juno-operated manufacturing facility in Bothell, Washington.

•	We entered into a ten-year collaboration with Celgene. In connection with the collaboration agreement and stock purchase agreement, we received $1.0 billion from Celgene in 2015.

•	We completed two acquisitions that substantially increased Juno’s capabilities, including the acquisitions of X-Body, Inc. and Stage Cell Therapeutics GmbH.

•	We entered into a number of licensing and collaboration transactions, including with Fate Therapeutics, Inc., Editas Medicine, Inc., and MedImmune Limited.

•	We reached a favorable settlement that resolved litigation with the University of Pennsylvania and Novartis Pharmaceuticals Corporation regarding Juno’s exclusive patent license from St. Jude Children’s Research Hospital. Settlement terms included an initial $12.3 million payment to Juno as well as potential future milestone and royalty payments to Juno from Novartis’ CD19-directed CAR T cell products using a 4-1BB co-stimulatory domain.

•	We built key capabilities and hired key talent, including the appointments of Mr. Azelby and Dr. Levitsky.

•	We grew our organization from 96 employees at the beginning of the year to 306 employees at the end of the year.

2015 Executive Compensation Highlights

The following key compensation actions were taken with respect to the Named Executive Officers for 2015:

•	Base Salaries—In the case of our continuing Named Executive Officers, their annual base salaries were maintained at their 2014 levels, including the annual base salary of our CEO which was maintained at $425,000. The annual base salaries of Dr. Levitsky and Mr. Azelby were established when they joined us during the year.

•	Annual Cash Bonuses—Their annual cash bonuses ranged from 100% to 130% of their target annual cash bonus opportunities, including an annual cash bonus of $276,250 for our CEO. In addition, our CEO and CFO were awarded special cash bonuses in the amount of $148,750 and $112,000, respectively, in recognition of their exceptional contributions towards achievements that were not part of the approved 2015 corporate performance objectives.

•	Long-Term Incentive Compensation—In the case of our continuing Named Executive Officers, they were granted long-term incentive compensation opportunities in 2015 the form of options to purchase shares of our common stock, in amounts ranging from 50,500 shares to 140,000 shares, with grant date fair values ranging from $1,604,890 to $4,449,326, including an option to purchase shares of our common stock in the amount of 140,000 shares granted to our CEO, with a grant date fair value of $4,449,326. In addition, Dr. Levitsky and Mr. Azelby, when they joined us during the year, were each granted options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock.

Pay-for-Performance Discussion

We view our compensation practices as an avenue to communicate our goals and standards of conduct and a means to reward our executive officers, including the Named Executive Officers, for their achievements. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers and that it therefore promotes stability in our leadership.

To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a significant portion of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance. We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan, as well as the options to purchase shares of our common stock and restricted stock awards that may be settled for shares of our common stock that make up a significant portion of our long-term incentive compensation arrangements. Additionally, we further align the interests of our executive officers with those of our stockholders through our stock ownership policy.

The target total direct compensation opportunity for our CEO during 2015 reflects this philosophy:

As reflected in the foregoing graphics, we believe that equity awards are a key incentive for our executive officers to drive long-term growth. To ensure that we maintain faithful to our compensation philosophy, the compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

Although we disclose the estimated values of these equity awards in our Summary Compensation Table at the time of grant for each covered fiscal year, the value of these awards that may be realizable by our executive officers will vary depending on the performance of our common stock and often differs significantly from the amounts reported in the Summary Compensation Table.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2015, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

•	Independent Compensation Committee. The compensation committee is comprised solely of independent directors.

•	Independent Compensation Committee Advisor. The compensation committee engaged its own compensation consultant, Willis Towers Watson, to assist with its 2015 compensation reviews. In addition, Juno retained Willis Towers Watson for administrative assistance in connection with submitting data to a Radford survey during 2015.

•	Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation practices, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

•	No Retirement Plans. Consistent with other high growth, development-stage biotechnology companies, we do not currently offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers or other employees.

•	No Special Perquisites. Consistent with other high growth, development-stage biotechnology companies, we generally do not provide perquisites or other personal benefits to our executive officers other than those we provide to our employees generally. We have provided executive officers with relocation assistance benefits and, in one case, reimbursement for legal expenses in connection with obtaining legal advice related to potential employment with Juno.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in the case of relocation benefits.

•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	Stock Ownership Policy. We maintain policies that require minimum ownership of shares of our common stock by our CEO and certain of our executive officers and the non-employee members of our Board.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives; and

•	Hedging and Pledging Prohibited. We prohibit our executive officers and the members of our Board from hedging or pledging our securities.

Executive Compensation Philosophy and Program Design

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented, superior team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•	Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Program Design

We structure the annual compensation of our executive officers, including the Named Executive Officers, using three principal elements: base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term (annual) and multi-year periods based on our financial and operational performance.

Governance of Executive Compensation Program

Role of the Compensation Committee

The compensation committee discharges many of the responsibilities of our Board relating to the compensation of our executive officers, including the Named Executive Officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, overseeing, evaluating, and approving, or recommending to the Board for approval, the compensation plans, policies, and programs applicable to our CEO as well as our other executive officers, determining and overseeing the process of evaluating our CEO’s performance, and overseeing the preparation of, reviewing, and approving this compensation discussion and analysis. The Board has generally reserved for itself the final approval, upon the compensation committee’s recommendation, of annual base salary, annual incentive bonuses, equity compensation, employment agreements, severance arrangements, change of control protections, any signing bonus or payment of relocation costs, and any other significant benefits compensation for our CEO as well as our other executive officers. In 2015, however, the Board delegated to the compensation committee authority to determine CEO and executive officer base salaries and bonus opportunities for 2015. The Board has also reserved for itself the final approval, upon recommendation of the compensation committee, of the corporate goals and objectives relating to the compensation of our CEO as well as our other executive officers, including the final approval of the compensation of such persons based on the compensation committee’s evaluation of their performance in light of the approved corporate goals and objectives.

The charter of the compensation committee is available in the “Corporate Governance” section of our investor relations website at http://ir.junotherapeutics.com/.

The compensation committee reviews, and recommends to the Board for its approval, the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers, each year, or more frequently as warranted. Adjustments are generally effective around the time the adjustments are adopted, which is usually near the beginning of the year.

The compensation committee and the Board do not establish a specific target for setting the target total direct compensation opportunity of our executive officers, including the Named Executive Officers. When selecting and setting the amount of each compensation element, the compensation committee and the Board consider the following factors:

•	our performance against the financial and operational objectives established by the compensation committee and our Board;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at companies in our compensation peer group;

•	the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers, including internal pay equity data;

•	wealth accumulation data;

•	our financial performance relative to our compensation and performance peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management team, including our CEO. The management team assists the compensation committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers (other than our CEO). In setting the compensation of our CEO, he recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. It directly engages the compensation consultant under an engagement letter.

The compensation committee retained Willis Towers Watson, a national compensation consulting firm, to serve as its compensation advisor in 2015. Willis Towers Watson serves at the discretion of the compensation committee, which reviews the engagement annually.

During 2015, Willis Towers Watson regularly attended the meetings of the compensation committee (both with and without management present) and provided the following services:

•	developing a compensation committee calendar for review and approval;

•	consulting with the compensation committee chair and other members between compensation committee meetings;

•	conducting a review of the 2014 compensation comparator peer group and made recommendations, as appropriate, given Juno’s financial and pipeline profile, for changes;

•	providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	reviewing and analyzing the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•	reviewing market equity compensation practices, including burn rate and overhang;

•	reviewing equity ownership guidelines and best practices;

•	providing competitive market data based on the compensation peer group for the non-employee members of our Board and evaluating the compensation we pay our non-employee directors; and

•	reviewing the Compensation Discussion & Analysis.

In 2015, Willis Towers Watson also provided us with certain administrative assistance in connection with submitting data to a Radford survey during 2015, but otherwise provided us no services other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by Willis Towers Watson to the compensation committee on executive and non-employee director compensation. In 2015, the compensation committee considered the six specific independence factors adopted by the SEC and The NASDAQ Stock Market and determined that Willis Towers Watson is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable biotechnology companies. The companies in this compensation peer group for 2015 were selected in February 2015 on the basis of their similarity to us in size, market capitalization, stage of development, research and development spend, industry sector, business strategy, and number and type of employees.

Our compensation peer group for 2015 was as follows:

Agios Pharmaceuticals, Inc.

Alnylam Pharmaceuticals, Inc.

bluebird bio, Inc.

Clovis Oncology, Inc.

Intercept Pharmaceuticals, Inc.

Isis Pharmaceuticals, Inc.

Kite Pharmaceuticals, Inc.

Medivation, Inc.

Pharmacyclics Inc. Portola Pharmaceuticals, Inc. Puma Biotechnology, Inc. Receptos, Inc. Seattle Genetics Inc. Synageva BioPharma Corp. Tesaro, Inc.

To analyze the compensation practices of the companies in our compensation peer group, Willis Towers Watson gathered data from public filings (primarily proxy statements) and from the Radford Global Life Sciences Survey (including a custom cut). This market data was then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on forms and amounts of compensation. Given our objective of attracting, retaining, motivating, and rewarding a truly superior team of executive officers and other employees, we aim to deliver a total compensation package that is above the median as compared to peers, with an emphasis on equity incentive compensation so as to more effectively tie our Named Executive Officers’ and employees’ interests to those of our stockholders. In light of this, when undertaking its competitive analysis, the compensation committee reviews data pertaining to the 50th percentile for base salary and total cash compensation (base salary plus annual bonus) and the 75th percentile for long-term incentive compensation. This competitive analysis is one factor, among others, taken into account by the compensation committee in assessing current compensation levels and recommending changes to compensation or additional awards.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

During 2015, the principal elements of our compensation program for our executive officers, including the Named Executive Officers, consisted of base salary, an annual cash bonus opportunity, and a long-term incentive compensation opportunity delivered in the form of options to purchase shares of our common stock and restricted stock awards that may be settled for shares of our common stock.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee and the Board review the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In March 2015, the compensation committee reviewed the base salaries of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, the compensation committee determined that no adjustments were necessary with respect to the base salaries of the Named Executive Officers.

In May 2015, in connection with his appointment as our executive vice president, research and chief scientific officer, Dr. Levitsky’s annual base salary was set at $400,000 by the compensation committee and the Board in arms-length negotiations with him in connection with his joining us.

In September 2015, in connection with his appointment as our executive vice president, chief commercial officer, Mr. Azelby’s annual base salary was set at $415,000 by the compensation committee and the Board in arms-length negotiations with him in connection with his joining us. Mr. Azelby’s employment with us started in November 2015.

The base salaries of the Named Executive Officers during 2015 are set forth in the 2015 Summary Compensation Table below.

Annual Cash Bonus Plan

For 2015, we had a single cash bonus plan (the “2015 Bonus Plan”) for our executive officers, including the Named Executive Officers. The 2015 Bonus Plan was a sub-plan of our Executive Incentive Compensation Plan (the “Executive Bonus Plan”) and subject to the Executive Bonus Plan’s terms and conditions. In March 2015 our compensation committee approved the 2015 Bonus Plan to motivate our executive officers to achieve our corporate performance objectives for the year as reflected in our annual operating plan approved by our Board in February 2015. Each executive officer’s annual cash bonus was designed to be based on our level of achievement measured against several corporate performance objectives, subject to being increased or decreased based on the individual and department contributions toward achieving such corporate performance objectives.

Target Annual Cash Bonus Opportunities

In March 2015, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above. Target annual cash bonus opportunities were expressed as a percentage of each executive officer’s base salary.

Following this review, the compensation committee adjusted the target cash bonus opportunities of certain of our executive officers to maintain the competitiveness of their target total cash compensation opportunities by increasing their target annual cash bonus opportunities from their 2014 levels. The target annual cash bonus opportunities of the then-current Named Executive Officers for 2015 were increased as follows:

Named Executive Officer	2014 Target Annual Cash Bonus Opportunity	2015 Target Annual Cash Bonus Opportunity	2015 Target Cash Bonus Opportunity in Dollars
Mr. Bishop	40%	50%	$212,500
Dr. Harr	30%	40%	$160,000
Dr. Frohlich	30%	40%	$160,000

In May 2015, in connection with his appointment as our executive vice president, research and chief scientific officer, Dr. Levitsky’s target annual cash bonus opportunity was set at 40% of his annual base salary by the compensation committee and Board in arms-length negotiations with him in connection with his joining us. For 2015, his bonus was to be prorated based on the portion of the year served as an employee.

In September 2015, in connection with his appointment our executive vice president, chief commercial officer, Mr. Azelby’s target annual cash bonus opportunity was set at 40% of his annual base salary by the compensation committee and Board in arms-length negotiations with him in connection with his joining us. Mr. Azelby’s employment with us started in November 2015. For 2015, his bonus was to be prorated based on the portion of the year served as an employee.

Corporate Performance Measures

In February 2015, our Board approved the corporate performance measures as part of our annual operating plan. These corporate performance measures were used by the compensation committee for purposes of the 2015 Bonus Plan that was approved in March 2015. The Board selected a number of operational performance measures after receiving input on these measures from our CEO. These measures involved our CD19 program, other early clinical development, research, manufacturing, and business enabling activities.

•	In the CD19 category, the measures and related target performance levels were focused on clinical trial initiation, enrollment, and support, regulatory achievements, and pre-clinical activities to enable additional clinical work.

•	In the other early clinical development category, the measures and related target performance levels were focused on clinical trial initiation, enrollment, and support, and process development objectives.

•	In the research category, the measures and related target performance levels were focused on continuing to build our research capabilities to identify and improve potential development candidates.

•	In the manufacturing category, the measures and related target performance levels involved the development of our manufacturing capabilities in a timely manner and reducing long term cost of goods.

•	In the business enabling category, the measures and related target levels involved establishing a strong cash position, taking the necessary steps to protect our intellectual property, identifying and executing strategic transactions, and continuing to build the infrastructure required to meet the objectives of our 2015 annual operating plan.

For each of these performance measures, our Board established a target achievement level. There was no pre-established threshold or maximum achievement levels, however, for each measure. Given the nature of the performance measures, the compensation committee and our Board believed that it would be more appropriate to exercise their discretion in determining the level of achievement, partial achievement, or non-achievement of each performance measure and related target level.

The target levels for these performance measures were based on our 2015 annual operating plan, which was reviewed and approved by our Board. These target levels were intended to require significant effort on the part of our executive officers and, therefore, were set at levels it believed would be difficult to achieve and for which, average or below-average performance would not warrant a bonus payment. Since these performance measures were internally-focused, and our not publicly disclosed in any form, we have not disclosed them here.

The amount that each executive officer was eligible to actually earn under the 2015 Bonus Plan was to be based on our actual achievement with respect to each of these performance measures, subject to adjustment (either an increase or decrease) based on an evaluation of each executive officer’s individual and department contributions toward achieving such corporate performance objectives.

2015 Annual Cash Bonus Payments

In February 2016, the compensation committee made recommendations to the Board, and the Board determined, the amounts to be paid under the 2015 Bonus Plan based on our actual performance for the year with respect to each corporate performance measure and each executive officer’s individual and department contributions toward achieving such corporate performance measures.

Based on its determination that our performance in the CD19 program, other early clinical development, and research categories achieved our objectives for the most part, our performance in manufacturing category over-achieved our objectives, and our performance in the business enabling category significantly over-achieved our objectives, the compensation committee recommended, and our Board approved, an overall corporate achievement level of 130%.

Following this determination, the compensation committee considered the contributions of each executive officer and such executive officer’s department to the achievement of the corporate performance measures based on an evaluation by our CEO (except with respect to his performance) and formulated a bonus recommendation for each executive officer, with the maximum cash bonus amount set at the overall corporate performance level of 130%. The compensation committee made its recommendations to the Board, and after further discussions with our CEO, the Board approved the following cash bonuses for the Named Executive Officers under the 2015 Bonus Plan:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual Bonus Payout as a Percent of Target		Actual Annual Cash Bonus
Mr. Bishop	50%	130%		$276,250
Mr. Azelby	40%	100	%(1)	$27,667	(1)
Dr. Harr	40%	130%		$208,000
Dr. Levitsky	40%	100	%(1)	$93,333	(1)
Dr. Frohlich	40%	100%		$160,000

(1)	The actual cash bonuses of Dr. Levitsky and Mr. Azelby for 2015 were prorated to reflect their partial year of employment.

Special Cash Bonuses

Upon the recommendation of the compensation committee, in February 2016, our Board approved special cash bonuses for our CEO and CFO in light of their exceptional contributions toward achievements that were not included in the corporate performance objectives set forth in the 2015 Bonus Plan, including the successful negotiation and execution of the collaboration agreement and stock purchase agreement with Celgene that raised $1.0 billion for Juno, the negotiation and execution of multiple license and collaboration agreements with strategic importance, and the successful growth of the Company over the course of the year to triple the employee base it had at the beginning of the year. The special cash bonuses awarded to our CEO and CFO are as follows:

Named Executive Officer	Special Cash Bonus
Mr. Bishop	$148,750
Dr. Harr	$112,000

The annual cash bonuses and special cash bonuses paid to the Named Executive Officers for 2015 are set forth in the 2015 Summary Compensation Table below.

Long-Term Incentive Compensation

The compensation committee believes long-term incentive compensation is an effective means for focusing our executive officers, including the Named Executive Officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Currently, the compensation committee and the Board use equity awards to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time-to-time. Our equity award grant practices are designed to reflect a balance between:

•	our desire to motivate and retain executive talent;

•	our need to remain competitive in recruiting; and

•	effectively managing the dilution of our outstanding stock.

We use equity awards in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock to deliver the annual long-term incentive compensation opportunities to our executive officers, including the Named Executive Officers, and to address special situations as they may arise from time-to-time. In the first year of Juno’s existence, and prior to Juno becoming a public company, our Board granted restricted stock awards, some of which are still outstanding and subject to vesting.

The compensation committee and the Board believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. The compensation committee and the Board also believe that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines.

In determining the appropriate mix of stock options and RSU awards, the compensation committee and the Board consider the current stock and other equity holdings of each executive officer and competitive market data of the types of equity compensation provided to executive officers by the companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.

As with their other elements of compensation, the compensation committee recommends to the Board the amount of long-term incentive compensation for our executive officers as part of its annual compensation review. The compensation committee does so after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group, and the other factors described above. The Board has generally reserved for itself the final approval, upon the compensation committee’s recommendation, of long-term incentive compensation for our executive officers. However, in February 2015 the Board delegated final decision-making authority to the compensation committee to make equity awards to our CEO and executive officers in connection with the annual compensation review in early 2015.

In March 2015, after considering the factors described above, the compensation committee granted the then-current Named Executive Officers options to purchase shares of our common stock in the following amounts:

Named Executive Officer	Options to Purchase Shares of our Common Stock (number of shares)	Options to Purchase Shares of our Common Stock (grant date fair value)
Mr. Bishop	140,000	$4,449,326
Dr. Harr	85,000	$2,701,300
Dr. Frohlich	50,500	$1,604,890

The shares of our common stock subject to these stock options vest and become exercisable at the rate of 1/48th of the total number of shares subject to the options each month after the designated vesting commencement date, until the shares subject to the options are vested and exercisable in full on the fourth anniversary of the vesting commencement date, subject to the Named Executive Officer’s continuing employment through each such date.

In May 2015, in connection with his appointment as our executive vice president, research, and chief scientific officer, the Board, upon the compensation committee’s recommendation, granted Dr. Levitsky an option to purchase 175,000 shares of our common stock and an RSU award that may be settled for 145,000 shares of our common stock. The amounts of these awards were determined by the compensation committee and the Board in arms-length negotiations with Dr. Levitsky, subject to their mutual agreement as to the specific vesting provisions of such award. The stock option award vests and becomes exercisable as to 25% of the shares of our common stock subject thereto on the first anniversary of his employment start date, with the remaining shares vesting and becoming exercisable in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date. The RSU award vests 47,500 on the first anniversary of the vesting commencement date and 32,500 on each of the second, third, and fourth anniversaries thereafter, subject to his continued employment with us on each vesting date.

In November 2015, in connection with his appointment as our executive vice president, chief commercial officer, the Board, upon the compensation committee’s recommendation, granted Mr. Azelby an option to purchase 200,000 shares of our common stock and an RSU award that may be settled for 38,640 shares of our common stock. The amounts of these awards were determined by the compensation committee in arms-length negotiations with Mr. Azelby, subject to their mutual agreement as to the specific vesting provisions of such award. The stock option award vests and becomes exercisable as to 25% of the shares of our common stock subject thereto on the first anniversary of his employment start date, with the remaining shares vesting and becoming exercisable in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date. The RSU award vests in full on the first anniversary of his employment start date.

The equity awards granted to the Named Executive Officers in 2015 are set forth in the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table below.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements. Currently, we do not match contributions made to the plan by our employees. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our employee stock purchase plan.

In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, reimbursement for mobile phone coverage, and commute assistance.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Consistent with other high growth, development-stage biotechnology companies, we do not currently view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, in 2015 we did not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2015, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except for Dr. Levitsky and Mr. Azelby, who received certain reimbursements for relocation costs and, in the case of Dr. Levitsky, legal expenses, as described in the 2015 Summary Compensation Table below.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Arrangements

We have written employment offer letters with each of our executive officers, including each of the Named Executive Officers.

In filling each of our executive positions, our Board or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board or the compensation committee, as applicable, were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and set forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and an equity award recommendation. These arrangements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the executive officer with the opportunity to receive certain post-employment payments and benefits in the case of certain involuntary terminations of employment or resignations for good reason, including, in some cases, only in the event of certain involuntary terminations of employment or resignations for good reason following a change in control of Juno. Finally, these arrangements prohibit the executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our customers to a competitor, or disclosing our confidential information or business practices. These post-employment compensation arrangements are described in more detail in “Post-Employment Compensation” below and “Employment Agreements with Named Executive Officers,” “Change in Control and Severance Plan,” and “Estimated Payments Upon Termination or Change in Control” later in the Proxy Statement.

Dr. Levitsky’s Employment Offer Letter

On May 27, 2015, Dr. Levitsky was appointed our executive vice president, research and chief scientific officer. The terms and conditions of his employment were negotiated by our CEO and approved by the Board upon recommendation by the compensation committee.

In hiring Dr. Levitsky, and the Board, upon recommendation of the compensation committee, approved an employment offer letter with him setting forth the principal terms and conditions of his employment, including an initial annual base salary of $400,000, and a target annual cash bonus opportunity equal to 40% of his annual base salary.

In addition, the offer letter provided that, subject to approval by the Board, Dr. Levitsky be granted an option to purchase 175,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. This option vests as to 25% of the shares of our common stock subject thereto on the first anniversary of his employment start date, with the remaining shares vesting in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date.

Further, the offer letter also provided that, subject to approval by the Board, Dr. Levitsky be granted an RSU award that may be settled for 145,000 shares of our common stock. This RSU award is to vest with respect to 47,500 shares of our common stock on the first anniversary of his employment start date, with the remaining shares vesting in three equal annual installments thereafter on the subsequent anniversaries of his employment start date, subject to his continued employment with us on each vesting date.

Our Board granted these equity awards to Dr. Levitsky in May 2015.

His employment offer letter also included the following additional payments and benefits:

•	a “signing” bonus in the amount of $500,000, subject to repayment obligations under certain specified circumstances;

•	reimbursement of relocation expenses, subject to repayment obligations under certain specified circumstances;

•	reimbursement of federal income taxes arising from the reimbursement of his relocation expenses; and

•	reimbursement of legal expenses in connection with obtaining legal advice related to his potential employment with Juno.

Finally, his employment offer letter provides Dr. Levitsky with certain protection in the event of his termination of employment under certain specified circumstances. For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Post-Employment Compensation” below and “Employment Agreements with Named Executive Officers,” “Change in Control and Severance Plan,” and “Estimated Payments Upon Termination or Change in Control” later in this Proxy Statement.

Mr. Azelby’s Employment Offer Letter

On November 1, 2015, Mr. Azelby was appointed our executive vice president, chief commercial officer. The terms and conditions of his employment were negotiated by our CEO and approved the Board, upon recommendation by the compensation committee.

In hiring Mr. Azelby, the Board, upon recommendation of the compensation committee, approved an employment offer letter with him in September 2015 setting forth the principal terms and conditions of his employment, including an initial annual base salary of $415,000, and a target annual cash bonus opportunity equal to 40% of his annual base salary.

In addition, the offer letter also provided that, subject to approval by the Board, Mr. Azelby be granted an option to purchase 200,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. This option vests as to 25% of the shares of our common stock subject thereto on the first anniversary of his employment start date, with the remaining shares vesting in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date.

Further, the offer letter also provided that, subject to approval by the Board, Mr. Azelby be granted an RSU award that may be settled for 38,640 shares of our common stock. This RSU award is to vest in full on the first anniversary of his employment start date, subject to his continued employment with us on the vesting date.

Our Board granted these equity awards to Mr. Azelby in November 2015.

His employment offer letter also included the following additional payments and benefits:

•	a “signing” bonus in the amount of $800,000, subject to repayment obligations under certain specified circumstances;

•	reimbursement of relocation expenses, subject to repayment obligations under certain specified circumstances; and

•	reimbursement of federal income taxes arising from the reimbursement of his relocation expenses.

Finally, his employment offer letter provides Mr. Azelby with certain protection in the event of his termination of employment under certain specified circumstances. For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Post-Employment Compensation” below, and “Employment Agreements with Named Executive Officers,” “Change in Control and Severance Plan,” and “Estimated Payments Upon Termination or Change in Control” later in this Proxy Statement.

For information on the specific terms and conditions of the employment offer letters with each of the Named Executive Officer, see the discussion of “Employment Agreements with Named Executive Officers” later in this Proxy Statement.

Post-Employment Compensation

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

The compensation committee and the Board do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

Each of our executive officers, including each of the Named Executive Officers, is eligible to receive specified payments and benefits in the event of a termination of employment, including, in some cases, a termination of employment following a change in control of the Company as set forth in his employment offer letter. In addition, in November 2015, our Board, upon recommendation of the compensation committee, adopted the Juno Therapeutics, Inc. Change in Control and Severance Plan (the “Change in Control and Severance Plan”) which provides our employees with job levels of vice president and above the opportunity to receive specified payments and benefits in the event of an involuntarily termination of employment other than for death, “disability,” or “cause” or a voluntarily termination of employment for “good reason,” or in the event of a “change in control” (as each term is defined in the Change in Control and Severance Plan).

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of our executive officer employment offer letters and the Change in Control and Severance Plan, the compensation committee has drawn a distinction between (1) voluntary terminations of employment without good reason or terminations of employment for cause and (2) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with us without fault by the Company.

Our employment offer letters with our executive officers, as well as the Change in Control and Severance Plan, contain certain specified post-employment compensation arrangements in the event of a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss or detrimental changes in job conditions, responsibility, or authority. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors. Many of the payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer for cause or voluntary resignation for good reason (a so-called “double-trigger” arrangement). This structure is in part intended to protect against the loss of retention power following a change in control of the Company and to avoid windfalls.

We have avoided the use of excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including the Named Executive Officers. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during 2015, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

For information on the post-employment compensation arrangements for the Named Executive Officer, including a description of the Change in Control and Severance Plan, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2015, see “Employment Agreement with Named Executive Officers,” “Change in Control and Severance Plan,” and “Estimated Payments Upon Termination or Change in Control” later in this Proxy Statement.

Other Compensation Policies and Practices

Stock Ownership Policy

We believe that our executive officers should own and hold shares of our common stock to directly align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Accordingly, in May 2015, our Board adopted a stock ownership policy for our CEO, the other Named Executive Officers, and our non-employee directors.

Requirements under this policy are expressed as a dollar value calculated based on a specified multiple of annual base salary on a fixed date, and the stock price for that date. This policy provides that:

•	our CEO is required to own that number of shares with a market value equal to five times his annual base salary;

•	our other Named Executive Officers are required to own that number of shares with a market value equal to three times their annual base salary;

•	our non-employee directors are required to own that number of shares with a market value equal to five times the annual director retainer they receive.

Our executive officers and non-employee directors subject to the policy are expected to reach their target ownership level within five years of the date on which the policy was adopted or the date on which they became subject to the policy, whichever is later, and to hold at least such minimum value in shares of our common stock for so long as applicable. Unvested restricted stock or RSU awards and vested stock options that are “in the money” count toward satisfying the ownership requirement. As of December 31, 2015, each of the Named Executive Officers satisfied his stock ownership requirement or was on the way to satisfying his requirement within the permitted compliance period.

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our insider trading policy prohibits our directors, officers, employees, and consultants from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to Juno’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Juno securities. Our insider trading policy also prohibits our directors, officers, employees, and consultants from pledging Juno securities as collateral for loans or holding Juno securities in margin accounts.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to the Named Executive Officers.

Juno may take advantage of a specific “transition” rule under Section 162(m) which enables certain types of equity awards that are granted—or which vest—during a “post-IPO” reliance period to be excluded from the annual deduction limit. This transition rule provides that stock options, stock appreciation rights, and restricted stock awards granted by a newly-public company pursuant to an equity plan that was in place before the IPO may not, for a specified period, be subject to the $1 million deduction limit. In general, this relief applies to equity awards granted until the first meeting of a company’s stockholders at which directors are to be elected that takes place after the end of the third calendar year following the calendar year in which the corporation completed its

IPO. However, the relief may end earlier if the plan is materially amended or in other limited circumstances. For Juno, the post-IPO reliance period is expected to expire at our 2018 annual meeting of stockholders.

Where reasonably practicable, the compensation committee seeks to qualify the performance-based incentive compensation paid or awarded to the Named Executive Officers for the “qualified performance-based compensation” exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for the Named Executive Officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, however, the compensation committee has not adopted a policy that all compensation payable to the Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes.

From time to time, the compensation committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders. The compensation committee will continue to monitor the issue of deductibility of executive compensation, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

2015 Summary Compensation Table

The following table sets forth total compensation paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total
Hans E. Bishop,	2015	$425,000	$148,750	$—	$4,449,326	$276,250	$—	$5,299,326
President, Chief Executive Officer and Director	2014	425,000	246,000	2,156,250	4,286,446	204,000	—	7,317,696
	2013	140,033	89,493	17,104	—	—	—	246,630

Robert Azelby	2015	69,167	800,000	2,000,006	6,609,640	27,667	406,108	9,912,588
Executive Vice President, Chief Commercial Officer

Steven D. Harr, M.D.	2015	400,000	112,000	—	2,701,300	208,000	—	3,421,300
Chief Financial Officer and Head of Corporate Development	2014	283,333	100,200	2,208,000	731,250	99,800	408,423	3,831,006

Hyam Levitsky, M.D.	2015	237,949	500,000	7,337,000	5,930,750	93,333	43,460	14,142,492
Executive Vice President, Research and Chief Scientific Officer

Mark W. Frohlich, M.D.	2015	400,000	—	—	1,604,890	160,000	—	2,164,890
Executive Vice President, Portfolio Strategy (6)	2014	366,667	200,000	1,375,000	—	108,000	—	2,049,667

(1)	Amounts for Mr. Bishop and Dr. Harr in 2015 represent special bonuses paid in February 2016 for exceptional contributions towards achievements that were not included in 2015 corporate performance objectives. Amount for Dr. Levitsky and Mr. Azelby in 2015 represents sign-on bonuses paid shortly after their respective hire dates.
(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards granted in the corresponding year computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Notes 2 and 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	Amounts reflect the aggregate grant date fair value of stock options granted in the corresponding year computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Notes 2 and 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Represents amount paid under our cash incentive programs which are earned by our Named Executive Officers under our annual cash bonus plan related to the achievement of certain performance objectives. For fiscal year 2015, these amounts were paid to our Named Executive Officers in early 2016. Please see the descriptions of the annual bonuses paid to our Named Executive Officers in “Compensation Elements—Annual Cash Bonus Plan” above.
(5)	Amount of All Other Compensation in 2014 for Dr. Harr and in 2015 for Mr. Azelby, and Dr. Levitsky represent $296,103, $293,442, and $25,229, respectively, paid for relocation moving expenses and $112,320, $112,666, and $10,058, respectively, for tax gross ups associated with these expenses. The relocation expenses paid for or reimbursed by the Company included moving expenses, temporary housing, travel expenses, closing costs on sale of former home and purchase of new home, and other moving related expenses, and in the case of Mr. Azelby also includes an amount to cover part of the loss on the sale of Mr. Azelby’s former home. The amount for Dr. Levitsky also includes $6,418 in reimbursements for legal expenses incurred by him in connection with obtaining legal advice related to his potential employment with Juno and $1,755 as a tax gross up associated with these reimbursements.
(6)	Dr. Frohlich served as our executive vice president, development and portfolio strategy until February 29, 2016, when he transitioned to the role of executive vice president, portfolio strategy.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to any Named Executive Officer during the fiscal year ended December 31, 2015 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Hans E. Bishop	3/3/2015	$212,500
	3/3/2015		—		140,000	(3)	$48.06	$4,449,326

Robert Azelby	11/1/2015	27,667
	11/1/2015		38,640	(4)	—		51.76	2,000,006
	11/1/2015		—		200,000	(5)	51.76	6,609,640

Steven D. Harr, M.D.	3/3/2015	160,000
	3/3/2015		—		85,000	(3)	48.06	2,701,300

Hyam Levitsky, M.D.	5/27/2015	93,333
	5/28/2015		145,000	(6)	—		50.60	7,337,000
	5/28/2015		—		175,000	(7)	50.60	5,930,750

Mark W. Frohlich, M.D.	3/3/2015	160,000
	3/3/2015		—		50,500	(3)	48.06	1,604,890

(1)	Amounts shown in the target column reflect the target amounts payable under our annual cash bonus plan as described above under “Compensation Elements—Annual Cash Bonus Plan.” Actual amounts paid are presented above in the 2015 Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Awards were not subject to threshold or maximum payout amounts.

(2)	Amounts reflect the aggregate grant date fair value of stock options and restricted stock units granted during 2015 computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Notes 2 and 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	Option awards vest and become exercisable as to 1/48th of the shares each monthly anniversary of the vesting commencement date, subject to continued service through each vesting date.
(4)	This restricted stock unit grant vests on the first anniversary of the vesting commencement date, subject to continued service through such vesting date.
(5)	This option award grant vests and becomes exercisable as to 25% of the shares on the first anniversary of the vesting commencement date, and 1/48th of the shares vest and become exercisable on each monthly anniversary of the vesting commencement date thereafter, subject to continued service through each vesting date.
(6)	This restricted stock unit grant vests 47,500 on the first anniversary of the vesting commencement date and 32,500 on each of the second, third and fourth anniversaries of the vesting commencement date, subject to continued service through each vesting date.
(7)	This option award vests and becomes exercisable as to 25% of the shares on the first anniversary of the vesting commencement date, and 1/48th of the shares vest and become exercisable on each monthly anniversary of the vesting commencement date thereafter, subject to continued service through each vesting date.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2015.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares of Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Hans E. Bishop	9/11/2013	(1)					695,738	$30,591,600
	5/29/2014	(2)					455,730	20,038,448
	10/9/2014	(3)	258,971	688,535	$6.36	9/9/2024
	3/3/2015	(4)	26,249	113,751	48.06	3/2/2025

Robert Azelby	11/1/2015	(5)					38,640	1,699,001
	11/1/2015	(6)	—	200,000	51.76	10/31/2025

Steven D. Harr, M.D.	4/22/2014	(7)					466,669	20,519,436
	11/14/2014	(4)	33,853	91,147	8.72	11/13/2024
	3/3/2015	(4)	15,937	69,063	48.06	3/2/2025

Hyam Levitsky, M.D.	5/27/2015	(8)					145,000	6,375,650
	5/27/2015	(6)	—	175,000	50.60	5/26/2025

Mark W. Frohlich, M.D.	1/13/2014	(7)					325,520	14,313,114
	1/13/2014	(9)							312,500	$13,740,625
	3/3/2015	(4)	9,468	41,032	48.06	3/2/2025

(1)	This restricted stock grant vests as to 18.18% of the shares on the vesting commencement date, and 1/48th of the shares vests on each monthly anniversary of the vesting commencement date, subject to continued service through each vesting date.
(2)	This restricted stock grant vests as to 1/48th of the shares on the vesting commencement date and each monthly anniversary of the vesting commencement date, subject to continued service through each vesting date.
(3)	This option award vests and becomes exercisable as to 1/48th of the shares on the vesting commencement date and each monthly anniversary of the vesting commencement date, subject to continued service through each vesting date.
(4)	This option award vests and becomes exercisable as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, subject to continued service through each vesting date.
(5)	This restricted stock unit grant vests on the first anniversary of the vesting commencement date, subject to continued service through such vesting date.
(6)	This option award vests and becomes exercisable as to 25% of the shares on the first anniversary of the vesting commencement date, and 1/48th of the shares vest and become exercisable on each monthly anniversary of the vesting commencement date thereafter, subject to continued service through each vesting date.

(7)	This restricted stock grant vests as to 25% of the shares on the first anniversary of the vesting commencement date, and 1/48th of the shares vest on each monthly anniversary of the vesting commencement date thereafter, subject to continued service through each vesting date.
(8)	This restricted stock unit grant vests 47,500 on the first anniversary of the vesting commencement date and 32,500 on each of the second, third and fourth anniversaries of the vesting commencement date, subject to continued service through each vesting date.
(9)	This restricted stock grant vests as to (1) 50% of the shares upon the first dosing of our first patent with a fully humanized CAR T cell product in a trial intended to be a pivotal trial for either non-Hodgkin lymphoma or an alternative second commercial indication should we choose to prioritize that indication and (2) 50% of shares on the date that the Federal Drug Administration approves our first product for sale to the general public, subject to continued service through each vesting date.

Option Exercises and Stock Vested

The following table lists the number of shares acquired upon exercise of stock options and the number of shares that vested under restricted stock awards held by each of our Named Executive Officers during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hans E. Bishop	54,000	$2,125,456	592,878	$28,893,230
Robert Azelby	—	—	—	—
Steven D. Harr, M.D.	—	—	333,331	17,163,388
Hyam Levitsky, M.D.	—	—	—	—
Mark W. Frohlich, M.D.	—	—	299,480	15,672,822

Employment Agreements with Named Executive Officers

Terms and Conditions of Offer Letter for Hans E. Bishop

We entered into an offer letter agreement on September 5, 2013 with Mr. Bishop, our chief executive officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Bishop’s current annual base salary is $500,000, reflecting a 17.6% increase from his base salary of $425,000 in 2015. Mr. Bishop’s current annual target bonus is equal to 50% of his annual base salary, subject to achievement of performance objectives. Mr. Bishop is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

In connection with Mr. Bishop’s commencement of employment in September 2013, we granted him 1,943,609 shares of restricted common stock subject to time-based vesting. The restricted shares were granted pursuant to our 2013 Equity Incentive Plan. Mr. Bishop’s restricted shares granted pursuant to his offer letter agreement are scheduled to vest, subject to his continued service, as to 18.18% of such shares on September 11, 2013, and the remaining 81.82% of the shares will vest in equal monthly installments over four years following such date.

In addition, in April 2014, pursuant to a provision of the offer letter agreement providing for Mr. Bishop to obtain a certain level of ownership interest in Juno prior to our IPO, we granted Mr. Bishop 781,250 shares of restricted common stock under the 2013 Equity Incentive Plan, subject to time-based vesting for services performed and to be performed by Mr. Bishop. Such restricted shares are scheduled to vest, subject to Mr. Bishop’s continued service, in equal monthly installments beginning on May 29, 2014 and each month thereafter until the shares granted are vested in full on April 29, 2018. In September 2014 pursuant to a provision of the offer letter agreement providing for Mr. Bishop to obtain a certain level of ownership interest in Juno prior to our IPO, we granted Mr. Bishop a stock option to purchase 1,001,506 shares of our common stock at an exercise price of $6.36 per share. The stock option awards are scheduled to vest and become exercisable in equal monthly installments beginning October 9, 2014 and each month thereafter until the shares granted are vested in full on September 9, 2018.

Prior to vesting, all of Mr. Bishop’s restricted shares are subject to forfeiture upon Mr. Bishop’s termination of service for any reason. Pursuant to the offer letter agreement or the terms of the applicable award agreement, in the event of a “change in control,” as defined in our 2013 Equity Incentive Plan, 75% of the restricted shares and the September 2014 stock option award will fully accelerate and become vested and exercisable, provided that Mr. Bishop remains an employee through the date of such change in control.

Pursuant to his offer letter agreement, if Mr. Bishop’s employment is terminated other than for “cause,” death, or disability, or he resigns for “good reason,” in each case, upon or within the period that is three months prior to or 12 months following a “change in control,” as defined in our 2013 Equity Incentive Plan, then, subject to his execution of a release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, 100% of the restricted shares granted in September 2013 pursuant to Mr. Bishop’s offer letter agreement will vest as of the later of (1) the change in control and (2) Mr. Bishop’s termination of employment, as applicable.

As defined in Mr. Bishop’s offer letter agreement, “cause” means (1) a willful act of dishonesty made by him in connection with his responsibilities as an employee; (2) Mr. Bishop’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Mr. Bishop that the Board reasonably determines has had or will have a detrimental effect on our reputation or business; (3) Mr. Bishop’s gross misconduct; (4) Mr. Bishop’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us; (5) Mr. Bishop’s willful material breach of any obligations under any written agreement or covenant with us; or (6) Mr. Bishop’s continued substantial failure to perform his employment duties, other than as a result of his physical or mental incapacity, after he has received a written demand of performance from the Board that specifically sets forth the factual basis for its determination that Mr. Bishop has not substantially performed his duties and has failed to cure such non-performance to the Board’s reasonable satisfaction within 10 business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of us. Any act, or failure to act, based upon authority or instructions given to Mr. Bishop pursuant to a resolution duly adopted by the Board or based on the advice of counsel for us will be conclusively presumed to be done or omitted to be done by Mr. Bishop in good faith and in the best interest of us.

As defined in Mr. Bishop’s offer letter agreement, “good reason” means Mr. Bishop’s resignation within 30 days following expiration of any cure period as discussed below and following the occurrence of one or more of the following, without Mr. Bishop’s written consent: (1) a material reduction in his base salary or target bonus; (2) a material diminution of his title, duties, responsibilities or reporting lines; (3) a change in the location of his employment of more than 50 miles; (4) our failure to timely grant the restricted shares promised under Mr. Bishop’s offer letter; or (5) Mr. Bishop is not elected or re-elected as, or otherwise ceases to be a member of the Board. Mr. Bishop will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

Additionally, pursuant to the offer letter agreement, if we terminate Mr. Bishop’s employment other than for cause, death, or disability or he resigns for good reason, then, subject to his execution of a consulting agreement and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, he will receive continuing severance payments for a period of 12 months at a rate equal to the sum of (1) Mr. Bishop’s monthly base salary and (2) 1/12th of his target annual bonus as in effect immediately prior to his termination. Such severance payments will begin on the 60th day following his termination of employment and will be payable pursuant to our standard payroll practices, provided that, if we experience a change in control, any then unpaid severance payments will be paid to Mr. Bishop in a lump sum on the later of the date of the change in control or the 60th day following Mr. Bishop’s termination of employment, subject to the terms and conditions of the offer letter agreement and Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Pursuant to the offer letter agreement, if Mr. Bishop’s employment is terminated for any reason except for cause, or if he resigns for good reason, then Mr. Bishop or, in the event of his death, Mr. Bishop’s beneficiaries will be entitled to receive any earned but unpaid bonus for the year prior to the year of termination and a pro rata bonus for the year of termination.

As an incentive to induce Mr. Bishop to join us, we provided him a sign-on bonus of $35,000 in 2013.

In the event any payment to Mr. Bishop pursuant to his offer letter agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Bishop will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Terms and Conditions of Offer Letter for Robert Azelby

We entered into an offer letter agreement on September 28, 2015 with Mr. Azelby, our executive vice president, chief commercial officer. Mr. Azelby commenced his employment with us in November 2015. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Azelby’s current annual base salary is $415,000 and his annual target bonus is equal to 40% of his annual base salary. Mr. Azelby is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other employees.

In connection with Mr. Azelby’s commencement of employment in November 2015, we granted him an option to purchase 200,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. This option vests as to 25% of the shares of our common stock subject thereto on the first anniversary of his employment start date, with the remaining shares vesting in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date. We also granted him an RSU award that may be settled for 38,640 shares of our common stock. This RSU award is vests in full on the first anniversary of his employment start date, subject to his continued employment with us on the vesting date. Both awards were granted under our 2014 Equity Incentive Plan.

Pursuant to the offer letter agreement, if Mr. Azelby’s employment is terminated other than for “cause,” death, or disability, or he resigns for “good reason,” in each case, upon or within the period that is three months prior to or 12 months following a change in control, as defined in our 2014 Equity Incentive Plan, then, subject to his execution of a release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, the option award and RSU award described in the preceding paragraph will vest in full as of the later of (1) the change in control or (2) Mr. Azelby’s termination of employment, as applicable.

As defined in Mr. Azelby’s offer letter agreement, “cause” means (1) a willful act of dishonesty made by Dr. Harr in connection with his responsibilities as an employee; (2) Mr. Azelby’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Mr. Azelby that the Board reasonably determines has had or will have a material detrimental effect on our reputation or business; (3) Mr. Azelby’s gross misconduct; (4) Mr. Azelby’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us; (5) Mr. Azelby’s willful breach of any material obligations under any written agreement or covenant with us; or (6) Mr. Azelby’s continued substantial failure to perform his employment duties other than as a result of his physical or mental incapacity, after he has received a written demand of performance from the Board that specifically sets forth the factual basis for the its determination that Mr. Azelby has not substantially performed his duties and has failed to cure such non-performance to the Board’s reasonable satisfaction within 30 business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of us. Any act, or failure to act, based upon authority or instructions given to Mr. Azelby pursuant to a resolution duly adopted by the Board or based on the advice of counsel for us will be conclusively presumed to be done or omitted to be done by Mr. Azelby in good faith and in the best interest of us.

As defined in Mr. Azelby’s offer letter agreement, “good reason” means Mr. Azelby’s resignation within 30 days following expiration of any cure period as discussed below and following the occurrence of one or more of the following, without Mr. Azelby’s written consent: (1) a material reduction in his base salary; (2) a material diminution of his duties, responsibilities or reporting lines; (3) a change in the location of his employment of more than 50 miles; (4) our material breach of the terms of Mr. Azelby’s offer letter agreement or any other material written agreement between Mr. Azelby and us. Mr. Azelby will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

Additionally, pursuant to his offer letter agreement, if we terminate Mr. Azelby’s employment other than for cause, death, or disability or he resigns for good reason, then, subject to his execution of a consulting agreement, if desired by Juno, to provide transition services for a period of up to nine months and his execution of a release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, Mr. Azelby is entitled to receive (1) continuing payments of Mr. Azelby’s then-current base salary for a period of twelve months commencing on the 60th day following his termination of employment, payable pursuant to our standard payroll practices, (2) a pro-rated bonus for the partial year served prior to termination, and (3) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Azelby and his eligible dependents for up to nine months.

We also agreed to reimburse Mr. Azelby for certain relocation expenses associated with his relocation to Seattle, subject to repayment obligations under certain specified circumstances. Mr. Azelby’s offer letter also provides for reimbursement of federal income taxes arising from the reimbursement of his relocation expenses.

As an incentive for Mr. Azelby to join us, we provided him a sign-on bonus of $800,000, subject to repayment obligations under certain specified circumstances.

Terms and Conditions of Offer Letter for Steven D. Harr, M.D.

We entered into an offer letter agreement on April 3, 2014 with Dr. Harr, our chief financial officer and head of corporate development. The offer letter agreement has no specific term and constitutes at-will employment. Dr. Harr’s current annual base salary is $412,000, a 3% increase from his 2015 base salary of $400,000. Dr. Harr’s current annual target bonus is 40% of his annual base salary. Dr. Harr is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other employees.

In connection with Dr. Harr’s commencement of employment, we granted him 800,000 shares of restricted common stock subject to time-based vesting. The restricted shares were granted pursuant to our 2013 Equity Incentive Plan. Prior to vesting, all of Dr. Harr’s restricted shares are subject to forfeiture upon Dr. Harr’s termination of service for any reason. Dr. Harr’s restricted shares are scheduled to vest, subject to his continued service, as to 25% of such shares on April 22, 2015, and the remaining 75% of the shares will vest in equal monthly installments over three years following such date. If, on or prior to April 22, 2017, we experience a “change in control,” as defined in our 2013 Equity Incentive Plan, and Dr. Harr remains an employee through the date of such change in control, (1) all but 200,000 of the restricted shares will fully accelerate and become vested, and (2) the monthly vesting of the remaining 200,000 restricted shares will be suspended, and such shares will vest on the 12 month anniversary of such change in control, provided Dr. Harr remains an employee of us or our successor corporation through such date.

Pursuant to the offer letter agreement, if Dr. Harr’s employment is terminated other than for “cause,” death, or disability, or he resigns for “good reason,” in each case, upon or within the period that is three months prior to or 12 months following a change in control, as defined in our 2013 Equity Incentive Plan, then, subject to his execution of a release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, 100% of the restricted shares will vest as of the later of (1) the change in control or (2) Dr. Harr’s termination of employment, as applicable.

As defined in Dr. Harr’s offer letter agreement, “cause” means (1) a willful and material act of dishonesty made by Dr. Harr in connection with his responsibilities as an employee; (2) Dr. Harr’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Dr. Harr that the Board reasonably determines has had or will have a detrimental effect on our reputation or business; (3) Dr. Harr’s gross misconduct; (4) Dr. Harr’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us; (5) Dr. Harr’s willful breach of any material obligations under any written agreement or covenant with us; or (6) Dr. Harr’s continued substantial failure to perform his employment duties other than as a result of his physical or mental incapacity, after he has received a written demand of performance from the Board that specifically sets forth the factual basis for the its determination that Dr. Harr has not substantially performed his duties and has failed to cure such non-performance to the Board’s reasonable satisfaction within 10 business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of us. Any act, or failure to act, based upon authority or instructions given to Dr. Harr pursuant to a resolution duly adopted by the Board or based on the advice of counsel for us will be conclusively presumed to be done or omitted to be done by Dr. Harr in good faith and in the best interest of us.

As defined in Dr. Harr’s offer letter agreement, “good reason” means Dr. Harr’s resignation within 30 days following expiration of any cure period as discussed below and following the occurrence of one or more of the following, without Dr. Harr’s written consent: (1) a material reduction in his base salary; (2) a material diminution of his duties, responsibilities or reporting lines; (3) a change in the location of his employment of more than 50 miles; (4) our material breach of the terms of Dr. Harr’s offer letter agreement or any other material written agreement between Dr. Harr and us. Dr. Harr will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

Additionally, pursuant to the offer letter agreement, if we terminate Dr. Harr’s employment other than for cause, death, or disability or he resigns for good reason, then, subject to his execution of a consulting agreement to provide transition services for a period of nine months and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, Dr. Harr is entitled to receive (1) continuing payments of Dr. Harr’s then-current base salary for a period of nine months commencing on the 60th day following his termination of employment, payable pursuant to our standard payroll practices, and (2) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Dr. Harr and his eligible dependents for up to six months.

Pursuant to Dr. Harr’s offer letter agreement, we also agreed to reimburse him for certain relocation expenses associated with his relocation to Seattle.

Terms and Conditions of Offer Letter for Hyam Levitsky, M.D.

We entered into an offer letter agreement on May 27, 2015 with Dr. Levitsky, our executive vice president, research, and chief scientific officer. The offer letter agreement has no specific term and constitutes at-will employment. Dr. Levitsky’s current annual base salary is $412,000, a 3% increase from his 2015 base salary of

$400,000, and his annual target bonus is equal to 40% of his annual base salary. Dr. Levitsky is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other employees.

In connection with Dr. Levitsky’s commencement of employment, we granted him an option to purchase 175,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. This option vests as to 25% of the shares of our common stock subject thereto on the first anniversary of his employment start date, with the remaining shares vesting in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date. We also granted him an RSU award that may be settled for 145,000 shares of our common stock. This RSU award is to vest with respect to 47,500 shares of our common stock on the first anniversary of his employment start date, with the remaining shares vesting in three equal annual installments thereafter on the subsequent anniversaries of his employment start date, subject to his continued employment with us on each vesting date. Both awards were granted under our 2014 Equity Incentive Plan.

Pursuant to the offer letter agreement, if, prior to May 27, 2016, Dr. Levitsky’s employment by the Company terminates for any reason other than his resignation without “good reason,” then the vesting of 47,500 shares of the RSU award will accelerate so that those shares would vest on the termination date rather than on the first anniversary of his employment start date.

The terms “cause” and “good reason” as used in Dr. Levitsky’s offer letter agreement have the same meanings as such terms have in Mr. Azelby’s offer letter agreement, which is summarized above.

Dr. Levitsky will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

Additionally, pursuant to Dr. Levitsky’s offer letter agreement, if we terminate Dr. Levitsky’s employment other than for cause, death, or disability or he resigns for good reason, then, subject to his execution of a consulting agreement, if desired by Juno, to provide transition services for a period of up to nine months and his execution of a release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, Dr. Levitsky is entitled to receive (1) continuing payments of Dr. Levitsky’s then-current base salary for a period of twelve months commencing on the 60th day following his termination of employment, payable pursuant to our standard payroll practices, (2) a pro-rated bonus for the partial year served prior to termination, and (3) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Dr. Levitsky and his eligible dependents for up to nine months.

We also agreed to reimburse Dr. Levitsky for certain relocation expenses associated with his relocation to Seattle, subject to repayment obligations under certain specified circumstances, and legal expenses incurred by him in connection with obtaining legal advice related to his potential employment with Juno. Dr. Levitsky’s offer letter agreement also provides for reimbursement of federal income taxes arising from the reimbursement of his relocation expenses.

As an incentive for Dr. Levitsky to join us, we provided him a sign-on bonus of $500,000, subject to repayment obligations under certain specified circumstances.

Terms and Conditions of Offer Letter for Mark W. Frohlich, M.D.

We entered into an offer letter agreement on January 13, 2014 with Dr. Frohlich, our executive vice president, research and development. The offer letter agreement has no specific term and constitutes at-will employment. Dr. Frohlich’s current annual base salary is $412,000, a 3% increase from his 2015 base salary of $400,000.

Dr. Frohlich’s current annual target bonus is 40% of his annual base salary. Dr. Frohlich is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other employees.

In connection with Dr. Frohlich’s commencement of employment, we granted him 625,000 shares of restricted common stock subject to time-based vesting and 312,500 shares of restricted common stock subject to performance-based vesting. The restricted shares were granted pursuant to our 2013 Equity Incentive Plan. Prior to vesting, all of Dr. Frohlich’s restricted shares are subject to forfeiture upon Dr. Frohlich’s termination of service for any reason. Dr. Frohlich’s time-based restricted shares are scheduled to vest, subject to his continued service, as to 25% of the total time-based shares on January 13, 2015, and the remaining 75% of the time-based restricted shares will vest in equal monthly installments over the following three years. Dr. Frohlich’s performance-based restricted shares are scheduled to vest as to (1) 50% of the total performance-based restricted shares upon the first dosing of our first patent with a fully humanized CAR T cell product in a trial intended to be a pivotal trial for either non-Hodgkin’s lymphoma or an alternative second commercial indication should we choose to prioritize that indication and (2) 50% of the total performance-based restricted shares on the date that the Federal Drug Administration approves our first product for sale to the general public, in each case subject to Dr. Frohlich’s continuing service through each vesting date. In the event of a “change in control,” as defined in our 2013 Equity Incentive Plan, 100% of the restricted shares will fully accelerate and become vested, provided that Dr. Frohlich remains a service provider through the date of such change in control.

Dr. Frohlich will be eligible to receive a cash bonus of $2,000,000, less applicable withholding, if he continues to provide services to us through the date that our investors in Series A convertible preferred stock receive dividends or distributions constituting an aggregate return on investment that is equal to or greater than the product of (1) their original investment and (2) 15, as determined by our Board in good faith and in its sole discretion.

If we terminate Dr. Frohlich’s employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his offer letter agreement, then, subject to his execution of a consulting agreement to provide reasonable transition services and a release of claims in our favor that becomes effective and irrevocable within 60 days following his termination of employment, Dr. Frohlich is entitled to receive continuing payments of Dr. Frohlich’s then-current base salary for a period of nine months commencing on the 60th day following his termination of employment, payable pursuant to our standard payroll practices.

As defined in Dr. Frohlich’s offer letter agreement, “cause” means (1) a willful and material act of dishonesty made by Dr. Frohlich in connection with his responsibilities as an employee; (2) Dr. Frohlich’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Dr. Frohlich that the Board reasonably determines has had or will have a detrimental effect on our reputation or business; (3) Dr. Frohlich’s gross misconduct; (4) Dr. Frohlich’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us; (5) Dr. Frohlich’s willful material breach of any material obligations under any written agreement or covenant with us; or (6) Dr. Frohlich’s continued substantial failure to perform his employment duties, other than as a result of his physical or mental incapacity, after he has received a written demand of performance from the Board that specifically sets forth the factual basis for the its determination that Dr. Frohlich has not substantially performed his duties and has failed to cure such non- performance to the Board’s reasonable satisfaction within 10 business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of us. Any act, or failure to act, based upon authority or instructions given to Dr. Frohlich pursuant to a resolution duly adopted by the Board or based on the advice of counsel for us will be conclusively presumed to be done or omitted to be done by Dr. Frohlich in good faith and in the best interest of us.

As defined in Dr. Frohlich’s offer letter agreement, “good reason” means Dr. Frohlich’s resignation within 30 days following expiration of any cure period as discussed below and following the occurrence of one or more of the following, without Dr. Frohlich’s written consent: (1) a material reduction in his base salary; (2) a material diminution of his duties, responsibilities or reporting lines; (3) a change in the location of his employment of more than 50 miles; (4) our material breach of the terms of Dr. Frohlich’s offer letter agreement. Dr. Frohlich will not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice during which the grounds have not been cured.

As an incentive to induce Dr. Frohlich to join us, we provided him a sign-on bonus of $200,000.

Change in Control and Severance Plan

On November 4, 2015, our Board adopted the Change in Control and Severance Plan, applicable to our employees with a job level of vice president and above, including our CEO and other executive officers. Such persons are eligible to participate to the extent they each timely and properly execute and deliver a participation agreement under the Change in Control and Severance Plan. Each of our Named Executive Officers participates in the Change in Control and Severance Plan.

Under the Change in Control and Severance Plan, for the period commencing from the closing of a “change in control” until 12 months following a change in control (the “change in control period”) if any plan participant is terminated for any reason other than “cause,” death, or disability, or a plan participant voluntarily resigns for “good reason,” the plan participant would be entitled to receive severance benefits. Upon the occurrence of such an event, each plan participant is entitled to receive the severance benefits set forth in the table below, provided that such benefits are more favorable than the plan participant would be entitled to receive under his or her employment contract with Juno:

Class of Participant	Salary Severance (1)	Bonus Severance (2)	Continued Benefits (3)	Equity Award Vesting Acceleration (4)
CEO	24 months	Greater of (i) 100% of pro-rated annual target bonus or (ii) actual achievement as of date of termination	24 months	100% of unvested and outstanding equity awards

Executive Officers	12 months	Greater of (i) 100% of pro-rated annual target bonus or (ii) actual achievement as of date of termination	12 months	100% of unvested and outstanding equity awards

All Other Participants	9 months	Greater of (i) 100% of pro-rated annual target bonus or (ii) actual achievement as of date of termination	9 months	100% of unvested and outstanding equity awards

(1)	Salary severance will be equal to the number of months of the plan participant’s base salary as set forth in the table above, payable in a lump sum.
(2)	Bonus severance will be equal to the greater of (i) 100% of the plan participant’s target bonus amount for the fiscal year of termination, pro-rated based on the proportion of the then-current fiscal year served through the date of termination, or (ii) actual achievement against target objectives as of the date of termination.

(3)	Continued benefits will consist of Juno’s reimbursement of the plan participant’s premium payments to continue health coverage under COBRA, or a taxable lump sum payment in lieu of reimbursement, as applicable, for a period of time with a maximum duration equal to the number of months set forth in the table above.
(4)	Equity award vesting acceleration will apply to all unvested and outstanding Juno equity awards held by the plan participant on the date of termination that were granted on or after November 4, 2015.

Additionally, with respect to any unvested equity award granted after November 4, 2015 that is held by a plan participant who remains a service provider of Juno through the closing of a change in control, 25% of the unvested shares subject to such award will become vested and exercisable immediately prior to the change in control. Further, if any unvested equity award is not assumed by the acquirer as part of the transaction, all of the unvested shares subject to such award will become vested and exercisable immediately prior to the change in control.

Further, under the Change in Control and Severance Plan, if, outside the change in control period, any plan participant is terminated for any reason other than cause, death, or disability, the plan participant would be entitled to receive severance benefits. Upon the occurrence of such an event, each plan participant is entitled to receive the severance benefits set forth in the table below, provided that such benefits are more favorable than the plan participant would be entitled to receive under his or her employment contract with Juno:

Class of Participant	Salary Severance (1)	Bonus Severance (2)	Continued Benefits (3)
CEO	12 months	Greater of (i) 100% of pro-rated annual target bonus or (ii) actual achievement as of date of termination	12 months

Executive Officers	12 months	Greater of (i) 100% of pro-rated annual target bonus or (ii) actual achievement as of date of termination	12 months

All Other Participants	9 months	Greater of (i) 100% of pro-rated annual target bonus or (ii) actual achievement as of date of termination	9 months

(1)	Salary severance will consist of continuing payments of the plan participant’s base salary for the number of months set forth in the table above.
(2)	Bonus severance will be equal to the greater of (i) 100% of the plan participant’s target bonus amount for the fiscal year of termination, pro-rated based on the proportion of the then-current fiscal year served through the date of termination, or (ii) actual achievement against target objectives as of the date of termination.
(3)	Continued benefits will consist of Juno’s reimbursement of the plan participant’s premium payments to continue health coverage under COBRA, or a taxable lump sum payment in lieu of reimbursement, as applicable, for a period of time with a maximum duration equal to the number of months set forth in the table above.

Pursuant to the Change in Control and Severance Plan, in order to receive the severance benefits, each plan participant must (i) comply with certain confidentiality, non-solicitation, non-competition, and non-disparagement requirements for a period equal to the length of time that the participant continues to receive severance benefits, and (ii) sign and not revoke a release of claims in Juno’s favor within the timeframe set forth in the Change in Control and Severance Plan.

The Change in Control and Severance Plan may not be amended in a manner that materially diminishes the rights of a plan participant under the Change in Control and Severance Plan without the plan participant’s written consent.

As defined in the Change in Control and Severance Plan, “cause” means (1) an act of dishonesty made by the plan participant in connection with the plan participant’s responsibilities as an employee, (2) the plan participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by plan participant Juno’s reputation or business; (3) the plan participant’s gross misconduct; (4) the plan participant’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of Juno or any other party to whom the plan participant owes an obligation of nondisclosure as a result of the plan participant’s relationship with Juno; (5) the plan participant’s willful breach of any material obligations under any written agreement or covenant with Juno; or (6) the plan participant’s continued substantial failure to perform the plan participant’s employment duties (other than as a result of the plan participant’s physical or mental incapacity) after the plan participant has received a written demand of performance from our Board (or in the case of plan participants other than the executive officers and the CEO, from the CEO) that specifically sets forth the factual basis for the Board’s (or in the case of plan participants other than the executive officers and the CEO, the CEO’s) determination that the plan participant has not substantially performed the plan participant’s duties and has failed to cure such non-performance to the Board’s (or in the case of plan participants other than the executive officers and the CEO, the CEO’s) reasonable satisfaction within 30 business days after receiving such notice. No act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of Juno or required by law. Any act, or failure to act, based upon authority or instructions given to the plan participant pursuant to a resolution duly adopted by our Board (or in the case of plan participants other than the executive officers and the CEO, a direct instruction from the CEO) or based on the advice of counsel for Juno will be conclusively presumed to be done or omitted to be done by the plan participant in good faith and in the best interest of Juno.

As defined in the Change in Control and Severance Plan, “change in control” means: (1) the acquisition by any person of more than 50% of the total voting power of Juno’s then outstanding voting securities; (2) a change in the Board’s composition during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the acquisition of any person of 50% or more of Juno’s assets by total gross fair market value over a 12 month period.

As defined in the Change in Control and Severance Plan, “good reason” means the plan participant’s resignation within 3 months following the end of the “cure period,” without the plan participant’s express written consent, of one or more of the following: (1) a material reduction by Juno in the plan participant’s base pay; (2) a material diminution of the plan participant’s authority, duties, or responsibilities relative to the plan participant’s authority, duties, or responsibilities in effect immediately prior to such reduction; (3) a change in the location of the plan participant’s employment of more than 50 miles; or (4) Juno’s material breach of the terms of any material written agreement or covenant with the plan participant related to the plan participant’s provision of services to Juno. In order for an event to qualify as good reason, the plan participant must not terminate employment with Juno without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 3 months of the initial existence of the grounds for “good reason” and a reasonable cure period of 30 days following the date of written notice, and such grounds must not have been cured during such time.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of our Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2015 (December 31, 2015), and the price per share of our common stock is the closing price on The NASDAQ Global Select Market as of that date ($43.97). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon
	Type of Benefit (1)	Change in Control ($) (2)	Involuntary Termination
Name			Not in Connection With a Change in Control ($) (3)	In Connection With a Change in Control ($) (4)
Hans E. Bishop	Salary Severance Payments (5)	$—	$425,000	$850,000
	Bonus Severance Payment (6)	—	276,250	276,250
	Vesting Acceleration (7)	76,525,849	—	76,525,849
	Continued Coverage of COBRA Benefits (8)	—	13,544	27,087
	Total Termination Benefits (9):	76,525,849	714,794	77,679,187

Robert Azelby	Salary Severance Payments (5)	—	415,000	415,000
	Bonus Severance Payment (6)	—	27,667	27,667
	Vesting Acceleration (10)	—	—	1,699,001
	Continued Coverage of COBRA Benefits (8)	—	19,254	19,254
	Total Termination Benefits (9):	—	461,921	2,160,922

Steven D. Harr, M.D.	Salary Severance Payments (5)	—	400,000	400,000
	Bonus Severance Payment (6)		208,000	208,000
	Vesting Acceleration (7)	11,725,436	—	20,519,436
	Continued Coverage of COBRA Benefits (8)	—	19,254	19,254
	Total Termination Benefits (9):	11,725,436	627,254	21,146,690

Hyam Levitsky, M.D.	Salary Severance Payments (5)	—	400,000	400,000
	Bonus Severance Payment (6)	—	93,333	93,333
	Vesting Acceleration (10)	—	2,088,575	2,088,575
	Continued Coverage of COBRA Benefits (8)	—	19,254	19,254
	Total Termination Benefits (9):	—	2,601,162	2,601,162

Mark W. Frohlich, M.D.	Salary Severance Payments (5)	—	400,000	400,000
	Bonus Severance Payment (6)	—	160,000	160,000
	Vesting Acceleration (7)	28,053,739	—	28,053,739
	Continued Coverage of COBRA Benefits (8)	—	19,254	19,254
	Total Termination Benefits (9):	28,053,739	579,254	28,632,993

(1)

Reflects the terms of: (i) the Change in Control and Severance Plan described above; and (ii) the offer letter agreements between us and our Named Executive Officers described above. On December 31, 2015, each of the Named Executive Officers in the table above were participants in the Change In Control Severance Plan and party to an offer letter agreement. Pursuant to the Change in Control and Severance Plan, any severance payment or benefit provided under the Change in Control and Severance Plan is reduced by the value of any corresponding payment or benefit provided under the Named Executive Officer’s applicable offer letter agreement.
(2)	Reflects the terms of the applicable Named Executive Officer’s offer letter agreement. “Change in control” has the same meaning in the applicable offer letter agreement as it does in our 2013 Equity Incentive Plan: (i) the acquisition by any person of more than 50% of the total voting power of Juno’s then outstanding voting securities; (ii) a change in the Board’s composition during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; (iii) the acquisition of any person of 50% or more of Juno’s assets by total gross fair market value over a 12 month period.
(3)	Except as indicated below, reflects the terms of the Change in Control and Severance Plan. Under the Change in Control and Severance Plan, these severance benefits are not triggered if employment termination occurs due to cause, death or disability or if the Named Executive Officer resigns for any reason.

Each Named Executive Officer’s offer letter agreement provides for continuing payments of salary severance if the Named Executive Officer resigns for “good reason,” as defined in the applicable offer letter agreement. Each Named Executive Officer’s offer letter agreement provides for 12 months of salary severance, except for the offer letter agreements of Drs. Harr and Frohlich, which provide for only 9 months of salary severance. However, the table above assumes that salary severance will be triggered under the Change in Control and Severance Plan.

The offer letter agreements of Messrs. Bishop and Azelby and Dr. Levitsky provide for the payment of bonus severance if the Named Executive Officer resigns for “good reason,” as defined in the applicable offer letter agreement. Mr. Bishop’s offer letter agreement provides for the payment of Mr. Bishop’s target bonus in 12 monthly installment payments. The offer letter agreements of Messrs. Bishop and Azelby and Dr. Levitsky provide for a lump sum payment of any earned but unpaid bonus for the year prior to the year of termination and a pro-rated bonus for the year of termination. However, the table above assumes that bonus severance will be triggered under the Change in Control and Severance Plan.

Dr. Levitsky’s vesting acceleration is provided for by his offer letter agreement. The trigger is the termination of his employment for any reason other than his resignation without good reason.

The offer letter agreements of Drs. Harr and Levitsky and Mr. Azelby provide for Juno’s payment of the Named Executive Officer’s COBRA premiums if the Named Executive Officer resigns for “good reason,” as defined in the applicable offer letter agreement. Dr. Harr’s offer letter agreement provides for up to 6 months of COBRA benefits, whereas the offer letter agreements of Dr. Levitsky and Mr. Azelby provide for up to 9 months of COBRA benefits. However, the table above assumes that COBRA benefits will be triggered under the Change in Control and Severance Plan.

(4)	Except as indicated below, reflects the terms of the Change in Control and Severance Plan, which provides that a triggering termination may occur within the 12 month period following a change in control. Under the Change in Control and Severance Plan, these severance benefits are not triggered if employment termination occurs due to cause, death or disability or if the Named Executive Officer resigns without good reason.

The vesting acceleration of Messrs. Bishop and Azelby and Dr. Harr is provided for by the applicable Named Executive Officer’s offer letter agreement. Pursuant to the offer letter agreements, the triggering termination may occur within the period that begins 3 months prior to a change in control and ends 12 months following a change in control. Under the offer letter agreements, the vesting acceleration is not triggered if employment termination occurs due to cause, death, or disability or if the Named Executive Officer resigns without good reason.

(5)	Salary severance payments not in connection with a change in control are payable in installments in accordance with Juno’s normal payroll schedule. Salary severance payments in connection with a change in control are payable in lump sum.
(6)	Bonus severance payments are payable in lump sum, except as otherwise indicated in footnote (3).

(7)	Reflects both stock options and restricted stock awards. For stock options, aggregate market value is computed by multiplying the product of (i) the number of unvested shares accelerating as of December 31, 2015, by the sum of (ii) (A) $43.97 less (B) the option’s exercise price. For restricted stock awards, aggregate market value is computed by multiplying (i) the number of unvested shares accelerating as of December 31, 2015, by (ii) $43.97.
(8)	Assumes a lump sum payment based on the estimated premiums for COBRA continuation coverage.
(9)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Change in Control and Severance Plan.
(10)	Reflects restricted stock unit awards. For restricted stock units, aggregate market value is computed by multiplying (i) the number of unvested units accelerating as of December 31, 2015, by (ii) $43.97.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	5,218,939	$30.25	9,810,582	(2)
Equity Compensation Plans Not Approved by Stockholders	—	—	—

	5,218,939	$30.25	9,810,582

(1)	Includes the Juno Therapeutics, Inc. 2013 Equity Incentive Plan, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan. The 2014 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year, equal to the lesser of (a) 4.0% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or (b) such smaller number as is determined by the Board. The 2014 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2015, equal to the lesser of (a) 1.5% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year or (b) such smaller number as is determined by the Board.
(2)	Includes 2,788,731 shares that were available for future issuance as of December 31, 2015 under the 2014 Employee Stock Purchase Plan, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Juno under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Juno specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2016. Based on the review and discussions, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in Juno’s Proxy Statement for its 2016 Annual Meeting.

This report is submitted by the compensation committee of the Board.

Compensation Committee

Howard H. Pien, Chairman

Robert T. Nelsen

Marc Tessier-Lavigne, Ph.D.

March 28, 2016

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2016 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock;

•	each Named Executive Officer as set forth in the summary compensation table included in this proxy statement;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to (1) options that are currently exercisable or exercisable within 60 days of March 31, 2016 or (2) RSU awards that are scheduled to vest within 60 days of March 31, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 105,574,271 shares of our common stock issued and outstanding on March 31, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Juno Therapeutics, 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock	Options Exercisable or RSUs Vesting Within 60 Days	Number of Shares Beneficialy Owned	Percent
5% Stockholders:
ARCH Venture Fund VII, L.P. (2)	10,552,390	—	10,552,390	10.00%
Celgene (3)	10,275,265	—	10,275,265	9.73%
CL Alaska L.P. and JT Line Partners L.P. (4)	17,348,799	—	17,348,799	16.43%
FMR LLC (5)	7,293,410	—	7,293,410	6.91%
Directors and Named Executive Officers:
Hans E. Bishop (6)	2,650,609	362,625	3,013,234	2.84%
Robert Azelby	—	—	—	*
Steven D. Harr, M.D. (7)	730,000	81,352	811,352	*
Hyam Levitsky, M.D. (8)	—	97,499	97,499	*
Mark W. Frohlich, M.D. (9)	909,583	18,165	927,748	*
Howard H. Pien	150,000	—	150,000	*
Hal V. Barron, M.D. (10)	100,000	35,937	135,937	*
Thomas O. Daniel, M.D.	—	—	—	—
Anthony Evnin, Ph.D.	58,000	—	58,000	*
Richard Klausner, M.D.	882,499	—	882,499	*
Robert T. Nelsen (11)	10,603,214	—	10,603,214	10.04%
Marc Tessier-Lavigne, Ph.D.	250,000	—	250,000	*
Mary Agnes Wilderotter (12)	—	28,124	28,124	*
All directors and current executive officers as a group (13 persons)	15,511,674	711,930	16,223,604	15.26%

*	Represents beneficial ownership of less than one percent of our outstanding shares of common stock.
(1)	Represents shares of common stock held (including restricted stock subject to vesting), options held that were exercisable within 60 days of March 31, 2016, and RSU awards held that were scheduled to vest within 60 days of March 31, 2016. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include option or RSU awards that vest more than 60 days after March 31, 2016.
(2)	Consists of 11,552,390 shares of common stock held by ARCH Venture Fund VII, L.P., or ARCH VII. ARCH Venture Partners VII, L.P., or the GPLP, as the sole general partner of ARCH VII, may be deemed to beneficially own certain of the shares held by ARCH VII. The GPLP disclaims beneficial ownership of all shares held by ARCH VII in which the GPLP does not have an actual pecuniary interest. ARCH Venture Partners VII, LLC, or the GPLLC, as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held by ARCH VII. The GPLLC disclaims beneficial ownership of all shares held by ARCH VII in which it does not have an actual pecuniary interest. Robert T. Nelsen is a managing director of the GPLLC and a member of our board of directors. As a managing director of the GPLLC he, together with the other managing directors Keith Crandell and Clinton Bybee, who we collectively refer to as the managing directors, are deemed to have voting and dispositive power over the shares held by ARCH VII, and may be deemed to beneficially own certain of the shares held by ARCH VII. The managing directors disclaim beneficial ownership of all shares held by ARCH VII in which they do not have an actual pecuniary interest. The address for ARCH VII is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.
(3)	Based solely on Schedule 13D/A filed with the SEC on March 29, 2016 by Celgene Switzerland LLC and Celgene Corporation. Consists of 10,275,265 shares of common stock held by Celgene Switzerland LLC. The sole member of Celgene Switzerland LLC is Celgene Switzerland S.A., which is a wholly owned subsidiary of Celgene Corporation. The address of Celgene Switzerland LLC is AON House, 30 Woodbourne Ave, Pembroke, HM 08, Bermuda.
(4)	Based solely on Schedule 13D/A filed with the SEC on March 3, 2016 by Douglas K. Bratton (“Mr. Bratton”), Crestline Investors, Inc. (“Crestline”), Crestline SI (GP), L.P. (“Crestline SI”), Crestline Management, L.P. (“Crestline Management”), and C.L. Alaska, L.P. (“CLA”). Consists of (a) 17,166,130 shares held by CLA and (b) 182,669 shares held by JT Line Partners L.P. (“JT”). The investment manager of CLA is Crestline Management, and the general partner of CLA is Crestline SI. Crestline is the general partner of both Crestline Management and Crestline SI. Bratton Capital Management L.P. (“Bratton Capital Management”) is the general partner of JT. Bratton Capital Inc. (“Bratton Capital”) is the general partner of Bratton Capital Management. Mr. Bratton is the sole director of both Crestline and Bratton. CLA and JT are ultimately controlled by Mr. Bratton and Mr. Bratton has voting and investment power over all shares held by CLA and JT. CLA, Crestline SI, Crestline Management, Crestline, and Mr. Bratton may each be deemed to beneficially own all shares held of record by CLA. JT, Bratton Capital Management, Bratton Capital, and Mr. Bratton may each be deemed to beneficially own all shares held of record by JT. Each such entity and Mr. Bratton disclaims beneficial ownership of the reported securities except to the extent of its or his respective pecuniary interest therein. The address for each of these entities and Mr. Bratton is 201 Main Street, Suite 1900, Fort Worth, TX 76102.
(5)

Based solely on Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC, which reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research

Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(6)	Includes 362,625 shares of common stock subject to outstanding options that will be exercisable within 60 days of March 31, 2016.
(7)	Includes 81,352 shares of common stock subject to outstanding options that will be exercisable within 60 days of March 31, 2016.
(8)	Includes 47,500 shares subject to an RSU award that are scheduled to vest within 60 days of March 31, 2016 and 49,999 shares of common stock subject to outstanding options that will be exercisable within 60 days of March 31, 2016.
(9)	Includes 18,165 shares of common stock subject to outstanding options that will be exercisable within 60 days of March 31, 2016.
(10)	Includes 35,937 shares of common stock subject to outstanding options that will be exercisable within 60 days of March 31, 2016.
(11)	Consists of the shares described in note 2 above and 50,824 shares held by Mr. Nelsen directly. Mr. Nelsen is a managing director of ARCH Venture Partners VII, LLC, which is the sole general partner of ARCH Venture Partners VII, L.P., which is the sole general partner of ARCH Venture Fund VII, L.P., and as such may be deemed to beneficially own the shares held by ARCH Venture Fund VII, L.P. Mr. Nelsen disclaims beneficial ownership of the shares held by ARCH Venture Fund VII, L.P. except to the extent of any pecuniary interest therein.
(12)	Includes 28,124 shares of common stock subject to outstanding options that will be exercisable within 60 days of March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Juno stockholders may be “householding” our proxy materials. A single proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Juno Therapeutics, 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109 or (3) contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports

Our Annual Report (which is not a part of our proxy soliciting materials) will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at http://ir.junotherapeutics.com and at the SEC’s website at www.sec.gov.

Upon written request by a Juno stockholder, we will mail without charge a copy of our Annual Report, including our Annual Report on Form 10-K and the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, 307 Westlake Avenue North, Suite 300, Seattle, Washington 98109.

By Order of the Board of Directors

Hans E. Bishop President, Chief Executive Officer, and Director

April     , 2016

Appendix A

JUNO THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Juno Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Non-Employee Director Compensation Policy (the “Policy”) is intended (i) to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors and (ii) to obtain shareholder approval for the Policy. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy. An Outside Director will be provided the opportunity to reject any compensation or award provided for under this Policy in accordance with such procedures as the Company may determine.

This Policy will be effective for Board compensation beginning January 1, 2016.

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings.

Chairman Annual Cash Retainer

Each Outside Director who serves as chairman of the Board or chairman or member of a committee of the Board will be paid additional annual fees as follows:

Chairman of the Board:	$25,000
Chairman of Audit Committee:	$20,000
Member of Audit Committee (other than the Chairman of the Audit Committee):	$7,500
Chairman of Nominating and Governance Committee:	$10,000
Member of Nominating and Governance Committee (other than the Chairman of the Nominating and Governance Committee):	$4,500
Chairman of Compensation Committee:	$15,000
Member of Compensation Committee (other than the Chairman of the Compensation Committee):	$5,500
Chairman of Scientific Committee:	$20,000
Member of Scientific Committee:	$7,500

Each annual cash retainer and additional annual fee (the “Retainer Cash Payments”) will be paid quarterly in arrears on a prorated basis (the date of any payment of a Retainer Cash Payment, a “Retainer Payment Date”).

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

Subject to Section 2, in no event will cash compensation payable pursuant to this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year in which the compensation is earned, or (ii) March 15 following the calendar year in which the compensation is earned, in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. The Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

2.	ELECTIONS TO RECEIVE RESTRICTED STOCK UNITS IN LIEU OF RETAINER CASH PAYMENTS

Retainer RSUs

Each Outside Director may elect to convert all or a portion of his or her Retainer Cash Payments into a number of Restricted Stock Units (“Retainer RSUs”) with a Fair Market Value on the Retainer Payment Date equal to the amount of the applicable Retainer Cash Payment, provided that the number of Shares covered by such Retainer RSUs shall be rounded to the nearest whole Share using standard rounding principles (i.e., 0.5 or higher, round up, and below 0.5, round down) (such election, a “Retainer RSU Election”). Retainer RSUs shall be subject to certain terms and conditions as provided for in Section 3, below.

Retainer RSU Election Mechanics

Each Retainer RSU Election must be submitted to Stock Administration in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer RSU Election shall not receive Retainer RSUs and instead shall receive the applicable Retainer Cash Payment. Retainer RSU Elections must comply with the following timing requirements:

a.	Initial Election. Each individual who first becomes an Outside Director may make a Retainer RSU Election with respect to Retainer Cash Payments scheduled to be paid in the same calendar year as such individual first becomes an Outside Director (the “Initial Election”). The Initial Election must be submitted to Stock Administration on or prior to the date that the individual first becomes an Outside Director (the “Initial Election Deadline”), and the Initial Election shall become irrevocable effective as of the Initial Election Deadline.

b.	Annual Election. Subject to the last sentence of this paragraph, by no later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is an Outside Director as of immediately prior to the Annual Election Deadline may make a Retainer RSU Election with respect to Retainer Cash Payments relating to services to be performed in the following calendar year and otherwise scheduled to be paid following the completion of those services (the “Annual Election”). The Annual Election must be submitted to Stock Administration on or prior to the applicable Annual Election Deadline and shall become irrevocable effective as of the Annual Election Deadline. For avoidance of doubt, the Annual Election Deadline hereunder for Retainer Cash Payments earned for service in 2016 shall be December 31, 2015.

c.	Deferral of Proceeds. The Board, the Compensation Committee or their respective authorized designee may, in its discretion, provide an individual who is an Outside Director with the opportunity to defer the delivery of the proceeds of any vested Retainer RSUs that would otherwise be delivered to the individual hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the proceeds of any vested Retainer RSUs in accordance with this Section, payment of the deferred vested Retainer RSUs shall be made in accordance with the terms of the Retainer RSU Election.

3.	EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.	No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

b.	Initial Award. Each individual who first becomes an Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 18,000 Shares (an “Initial Award”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, such grant to be effective on the date of election or appointment to the Board. Subject to Section 6 below and Section 18 of the Plan, each Initial Award will be scheduled to vest and, if applicable, become exercisable, as to one thirty-sixth (1/36th) of the Shares subject to such Initial Award on each monthly anniversary of the commencement of the Outside Director’s service as an Outside Director, subject to the Outside Director continuing to be a Service Provider (as defined in the Plan) through such date.

c.	Annual Awards.

i.	On the day following the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the Annual Meeting to be held in 2016, each Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 12,000 Shares (an “Annual Award”). Subject to Section 6 below and Section 18 of the Plan, each Annual Award will vest as to 100% of the shares subject thereto on the earlier of (i) the date of the first Annual Meeting following the date of grant of the Annual Award and (ii) the first anniversary of the date of grant, in either event, subject to the Outside Director continuing to be a Service Provider (as defined in the Plan) through such date.

b.	Terms. Initial Awards and Annual Awards (each a “Policy Option”) will be subject to the following terms and conditions:

i.	The per share exercise price for a Policy Option will be one hundred percent (100%) of the Fair Market Value on the grant date.

ii.	The term of each Policy Option will be ten (10) years subject to earlier termination as provided in the Plan.

iii.	Each Policy Option will fully vest and become exercisable if the Company experiences a Change in Control with such vesting acceleration to occur immediately prior to the consummation of the Change in Control, subject to the Outside Director continuing to serve as a Service Provider through such date.

d.	Retainer RSUs. Subject to Section 6 below and Section 18 of the Plan, each Award of Retainer RSUs will be fully vested on the date of grant. Retainer RSUs will be granted on the fifth of the month immediately following the end of the quarter for which the corresponding Retainer Cash Payment was earned (i.e., April 5, July 5, October 5, or January 5), except that if such fifth of the month is not a trading day, the associated grant of the applicable Retainer RSUs shall occur on the next trading day following such date.

4.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

5.	LIMITATIONS

No Outside Director may be issued, in any Fiscal Year, (i) cash payments (including Retainer Cash Payments and Retainer RSUs) with a value greater than $200,000, or (ii) Awards, other than Retainer RSUs, that cover more than 50,000 Shares. For purposes of this Section 5, the value of Retainer RSUs will be equal to the value of the applicable Retainer Cash Payments that the Retainer RSUs were elected to replace. Compensation awarded to or received by an Outside Director for services performed for the Company other than as a member of the Board (or committees of the Board), e.g., as an Employee or a Consultant, will not be subject to, and will not count toward, the limitations under this Section 5.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

This Plan shall be submitted to stockholders for ratification at the Company’s 2016 Annual Meeting of Stockholders.

7.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that has already been paid or awarded, unless mutually agreed otherwise between the Outside Director and the Company. Termination of this Policy will not affect the Board’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Hal V. Barron 02 Richard D. Klausner 03 Robert T. Nelsen

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 4 and 5.	For	Against	Abstain
2	To approve under NASDAQ Marketplace Rule 5635(b) and NASDAQ Marketplace Rule 5635(d) the issuance by the Company, pursuant to the Share Purchase Agreement dated as of June 29, 2015, among the Company, Celgene Corporation, and a subsidiary of Celgene Corporation, of more than 19.99% of the Company’s outstanding Common Stock (measured as of June 28, 2015) to Celgene Corporation or its subsidiaries.		☐	☐	☐	4 To approve and ratify a compensation policy for non-employee directors, including annual limits on the amount of cash and equity compensation that may be paid to non-employee directors.	☐	☐	☐

5  To ratify the appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2016.

							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3	To recommend, by advisory vote, whether an advisory vote on executive compensation should be held every 1 year, 2 years, or 3 years.	☐	☐	☐	☐	NOTE: Such other business may be conducted at the meeting as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Meeting Information Date: June 16, 2016 Time: 10:00 a.m. PDT Location: Residence Inn by Marriott - Lake Union 800 Fairview Ave N. Seattle, WA 98109

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

JUNO THERAPEUTICS, INC. 2016 Annual Meeting of Stockholders June 16, 2016 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Hans E. Bishop, Steven D. Harr, and Barney J. Cassidy, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Juno Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the 2016 Annual Meeting of Stockholders of Juno Therapeutics, Inc. to be held on June 16, 2016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the holders of this proxy will have authority to vote as recommended by the Board of Directors. If their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side